SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Cytokinetics, Incorporated
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply)

☒	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION DATED MARCH 31, 2025

Cytokinetics, Incorporated
Notice of Annual Meeting of Stockholders

TO BE HELD MAY 14, 2025
To the Stockholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated, a Delaware corporation (the “Company”), will be held on Wednesday, May 14, 2025, at 10:00 a.m. local time at our headquarters, 350 Oyster Point Blvd., South San Francisco, CA 94080, for the following purposes:

1
To elect the Board of Directors’ nominees, John T. Henderson, B. Lynne Parshall, and Muna Bhanji, as Class III Directors, each to serve for a three-year term and until their successors are duly elected and qualified;

2
To approve the amendment and restatement of the Company’s Amended and Restated 2004 Equity Incentive Plan to: (i) increase the number of authorized shares reserved for issuance under such plan by 5,000,000 shares of common stock and (ii) provide for limitations on the maximum grant value that non-executive directors may receive under such plan of $1,000,000 for annual grants to continuing directors and $1,250,000 for the initial grant to new directors;

3
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock available for issuance by the Company from 163,000,000 to 326,000,000 shares of common stock;

4
To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

5	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this notice; and
6	To transact such other business as may properly be brought before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.
Only stockholders of record at the close of business on March 24, 2025 (the “Record Date”) are entitled to notice of the meeting or any adjournment thereof and only stockholders of record on the Record Date and their proxy holders are entitled to vote at the meeting or any adjournment thereof.
By Order of the Board of Directors
/s/ John O. Faurescu
John O. Faurescu, Esq.
Secretary
South San Francisco, California
April 10, 2025

Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning the enclosed proxy as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held through a broker, bank or other agents and you wish to vote at the meeting, you must obtain a legal proxy issued in your name from that record holder.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Wednesday, May 14, 2025 at 10:00 a.m. local time at 350 oyster point blvd., South San Francisco, CA 94080
The Notice of Annual Meeting, Proxy Statement and annual report to stockholders are available at www.proxyvote.com.

2	Information Concerning Solicitation and Voting
2	General
2	Record Date and Share Ownership
2	Revocability of Proxies
2	Voting
2	Cost of Proxy Solicitation
3	Voting in Person or by Proxy Card
3	Voting via the Internet or by Telephone
3	Quorum; Withhold Votes; Abstentions; Broker Non-Votes
4	Deadline for Receipt of Stockholder Proposals and Director Nominations
4	Results of the Voting at the Annual Meeting
5	Proposal One: Election of Three Class III Directors
5	Nominees
5	Director Resignation Policy
6
Proposal Two:
Approval of the Amendment and Restatement of the Company’s Amended and Restated 2004 Equity Incentive Plan to (i) Increase the Number of Authorized Shares Reserved for Issuance Thereunder by 5,000,000 Shares of Common Stock and (ii) Provide for Limitations on the Maximum Grant Value that Non-Executive Directors May Receive Under such Plan of $1,000,000 for Annual Grants to Continuing Directors in any Calendar Year and $1,250,000 for the Initial Grant to New Directors

6	Amendments to the 2004 EIP
8	2004 EIP Outstanding Awards and Available Shares
8	Summary of the Proposed Amended and Restated 2004 EIP
12	New Plan Benefits
13	Stock Awards Granted under the 2004 EIP
13	Federal Income Tax Consequences
15	Registration with the SEC

16
Proposal Three:
Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock available for issuance by the Company from 163,000,000 to 326,000,000 shares of common stock

16	Proposal
16	Purpose and Effect of the Proposal
18	Proposal Four: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025
18	Independent Registered Public Accounting Firm Services and Fees
19	Pre-Approval Policies and Procedures
20	Proposal Five: Advisory Proposal on Executive Compensation
21	Security Ownership of Certain Beneficial Owners and Management
24	Board of Directors
25	Director Skills, Experience and Background
30	Summary of Director Core Experiences and Skills
30	Board of Directors Leadership Structure
30	Stockholder Engagement
31	Board of Directors Role in Risk Oversight
32	Independence of Directors
32	Board of Directors’ Role in CEO and Executive Succession
32	Directors Commitments
32	Attendance of Board and Committee Meetings
33	Board Committees
34	Consideration of Stockholder Nominations of the Board
35	Insider Trading Policies and Procedures
35	Corporate Responsibility
36	Communicating with the Board of Directors
37	Executive Officers
37	Executive Officer Skills, Experience and Background
38	Executive Compensation

38	Compensation Discussion and Analysis
53	Compensation and Talent Committee Report
53	Compensation Committee Interlocks and Insider Participation
53	Risk Analysis of the Compensation Programs
54	Executive Summary Compensation Table for 2024
55	Grants of Plan-Based Awards in 2024
56	Outstanding Equity Awards at December 31, 2024
58	Option Exercises and Stock Vested in 2024
58	Executive Employment and Other Agreements
59	Pension Benefits
59	Nonqualified Deferred Compensation
59	Potential Payments Upon Termination or Change of Control
60	Principal Executive Officer Pay Ratio
62	Pay Versus Performance
65	Equity Compensation Plans at December 31, 2024
66	Director Compensation

66	Annual Retainers
67	Election to Receive Retainers in Cash or Equity
67	Initial and Annual Equity Grants to Non-Employee Directors
68	Director Compensation Table for 2024
69	Delinquent Section 16(a) Reports
69	Certain Business Relationships and Related Party Transactions
69	Review, Approval or Ratification of Transactions with Related Parties
69	Indemnification of Directors and Officers
70	Other Matters
Appendix
A-1	Appendix A Amended and Restated 2004 Equity Incentive Plan
B-1	Appendix B Certificate of Amendment to the Amended and Restated Certificate of Incorporation

350 Oyster Point Blvd. South San Francisco, California 94080

Proxy Statement for the 2025
Annual Meeting of Stockholders

May 14, 2025
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Wednesday, May 14, 2025 at 10:00 a.m. local time at 350 Oyster Point Blvd., South San Francisco, CA 94080
The Notice of Annual Meeting, Proxy Statement and annual report to stockholders are available at proxydocs.com/CYTK.
We intend to mail these proxy materials on or about April 10, 2025 to all stockholders of record entitled to vote at the 2025 annual meeting.
MEETING AGENDA

Proposal Number	Proposal	Vote Required for Approval
1
To elect the Board of Directors’ nominees, John T. Henderson, B. Lynne Parshall, and Muna Bhanji, as Class III Directors, each to serve for a three-year term and until their successors are duly elected and qualified.

The three nominees receiving the most “For” votes will be elected; withhold votes and broker non-votes will have no effect. However, pursuant to our director resignation policy, if any nominee for director in this election receives a greater number of votes “Withhold” from such nominee than votes “For”, the nominee for director must tender their resignation for consideration by the Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”). The Nominating and Governance Committee shall consider all relevant facts and circumstances and recommend to our Board of Directors the action to be taken with respect to such offer of resignation. For more information on our director resignation policy, see “PROPOSAL ONE—ELECTION OF THREE CLASS III DIRECTORS”.

2
To approve the amendment and restatement of the Company’s Amended and Restated 2004 Equity Incentive Plan to: (i) increase the number of authorized shares reserved for issuance under such plan by 5,000,000 shares of common stock and (ii) provide for limitations on the maximum grant value that non-executive directors may receive under such plan of $1,000,000 for annual grants to continuing directors and $1,250,000 for the initial grant to new directors.
“For” votes from the holders of majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal.
3
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock available for issuance by the Company from 163,000,000 to 326,000,000 shares of common stock.
Votes cast “For” this proposal in person or by proxy at the meeting exceed votes cast “Against” this proposal in person or by proxy at the meeting.
4	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	“For” votes from the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal.
5	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.	“For” votes from the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal.

Cytokinetics, Inc. | 2025 Proxy Statement	1

Information Concerning Solicitation
and Voting

General
The Board of Directors of Cytokinetics, Incorporated (the “Company”, “we”, “us”, or “our”) is soliciting proxies for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters, 350 Oyster Point Blvd., South San Francisco, CA 94080, on Wednesday, May 14, 2025, at 10:00 a.m. local time for the purposes set forth herein. Our principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000. For information on how to obtain directions to our headquarters and the annual meeting, please visit our internet webpage: www.cytokinetics.com/contact-us/.
The Company’s Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2024 (the “Annual Report”), is being provided together with our Notice of Annual Meeting, this proxy statement (this “Proxy Statement”) and the accompanying proxy card to all stockholders entitled to vote at the Annual Meeting. The Notice of Annual Meeting, Proxy Statement, the accompanying proxy card and the Company’s Annual Report will first be mailed on or about April 10, 2025 to all stockholders entitled to vote at the Annual Meeting.
WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 350 OYSTER POINT BLVD., SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.
Record Date and Share Ownership
Common stockholders of record at the close of business on March 24, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. We have one class of common shares issued and outstanding, designated as common stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 119,187,691 shares of Common Stock were outstanding.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy pursuant to the instructions herein (including by telephone or internet), (ii) delivering to us at our principal executive offices a written notice of revocation to the attention of the Secretary before the Annual Meeting or (iii) attending the Annual Meeting and voting in person.
Voting
On all matters, each share of Common Stock has one vote.
Cost of Proxy Solicitation
We will pay for the entire cost of soliciting any proxies by the Company, unless otherwise stated herein. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the routine cost of forwarding proxy materials to beneficial owners.
2	Cytokinetics, Inc. | 2025 Proxy Statement

INFORMATION CONCERNING SOLICITATION AND VOTING
Voting in Person or by Proxy Card
If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person stockholders of record as of the Record Date may come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Voting via the Internet or by Telephone
For Shares Registered in Your Name
Stockholders of record as of the close of business on the Record Date may go to www.proxyvote.com to vote their shares by proxy over the internet. You will be required to provide our number and the control number contained on your proxy card. Any stockholder may also grant a proxy to vote shares by telephone by calling 1-800-690-6903 and following the recorded instructions.
For Shares Registered in the Name of a Broker, Bank or Other Agent
Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card.
A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the internet at Broadridge Financial Solutions’ website at proxyvote.com. If you are unable to vote by proxy, please contact your broker or bank for instructions on how to vote.
General Information for All Shares Voted via the Internet or by Telephone
Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on May 13, 2025. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.
Quorum; Withhold Votes; Abstentions; Broker Non-Votes
Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector. The Inspector will also determine whether a quorum is present. For the election of directors, Proposal 1, the three directors receiving the most “FOR” votes will be elected; “WITHHOLD” and broker non-votes will have no effect on the outcome of the vote. With respect to Proposals 2, 4, and 5, such proposals will be approved if a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the applicable proposal vote “FOR” that proposal; votes to “ABSTAIN” on Proposals 2, 4, and 5 will have the same effect as votes “AGAINST,” and broker non-votes will have no effect on Proposals 2 and 5; we do not expect any broker non-votes on Proposal 4. With respect to Proposal 3, such proposal will be approved if more votes are cast “FOR” the proposal in person or by proxy at the Annual Meeting than are cast “AGAINST” the proposal at the Annual Meeting; votes to “ABSTAIN” will have no effect on the outcome of Proposal 3 and we do not expect any broker non-votes on Proposal 3. Pursuant to our bylaws, a quorum will be present if stockholders holding at least a majority of shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Under our bylaws, if a quorum is not present or represented at the meeting, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
The Inspector will treat shares that are voted “WITHHOLD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum. When proxies are properly dated, executed and returned, or if instructions are properly carried out for internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) “FOR” the election of
Cytokinetics, Inc. | 2025 Proxy Statement	3

INFORMATION CONCERNING SOLICITATION AND VOTING
each of the three nominees for director set forth herein; (ii) “FOR” the approval of the amendment and restatement of the Amended and Restated 2004 Equity Incentive Plan to (a) increase the number of authorized shares reserved for issuance thereunder by 5,000,000 shares of Common Stock and (b) provide for limitations on the maximum grant value that non-executive directors may receive under such plan of $1,000,000 for annual grants to continuing directors and $1,250,000 for the initial grant to new directors; (iii) “FOR” the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance by the Company from 163,000,000 to 326,000,000 shares of Common Stock; (iv) “FOR” the ratification of Ernst & Young LLP as independent registered public auditors for the year ending December 31, 2025; and (v) “FOR” approval, on an advisory basis, of the compensation of the named executive officers; and upon such other business as may properly come before the Annual Meeting or any adjournment thereof, at the discretion of the proxy holder.
Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder vote on executive compensation, the proposal to amend and restate our Amended and Restated 2004 Equity Incentive Plan. When there is at least one discretionary matter on which your broker, bank votes or other agent votes, on non-discretionary items for which you do not give your broker or bank instructions, the shares will be treated as broker non-votes. Accordingly, your broker, bank or agent may not vote your shares on Proposals 1, 2, 3 or 5 without your instructions, but may vote your shares on Proposals 3 and 4. Broker non-votes will be counted towards the quorum requirement. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.
Abstentions and broker non-votes will be counted towards the quorum requirement.
Deadline for Receipt of Stockholder Proposals and Director Nominations
To be considered for inclusion in next year’s proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proposal must be received in writing by December 11, 2025 at Cytokinetics, Incorporated, 350 Oyster Point Blvd., South San Francisco, California 94080, Attention: Corporate Secretary; provided, however, that if our 2026 annual meeting of stockholders is held before April 14, 2026 or after June 13, 2026, then the deadline will be a reasonable time prior to the time that we make our proxy materials available to our stockholders, either online or in printed form.
If you wish to submit a proposal or a director nomination at the 2026 annual meeting of stockholders that is not to be included in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, your proposal or nomination must be received in writing by December 11, 2025 at Cytokinetics, Incorporated, 350 Oyster Point Blvd., South San Francisco, California 94080, Attention: Corporate Secretary, provided, however, that if our 2026 annual meeting of stockholders is held before April 14, 2026 or after June 13, 2026, your notice must be so received not later than the close of business on the later of the 120th calendar day prior to our 2026 annual meeting of stockholders and the 10th calendar day following the date on which public announcement of the date of our 2026 annual meeting of stockholders is first made.
Please refer to our bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our bylaws and the Securities and Exchange Commission (“SEC”) requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.
Results of the Voting at the Annual Meeting
Preliminary voting results will be announced at the Annual Meeting. Results will be published in a current report on Form 8-K that we expect to file within four business days after the date of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
4	Cytokinetics, Inc. | 2025 Proxy Statement

PROPOSAL ONE
Election of Three Class III Directors

Nominees
Our Board of Directors currently has nine members. We have a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
There are currently three directors in Class III, John T. Henderson, B. Lynne Parshall and Muna Bhanji, all of whose terms of office are set to expire at the Annual Meeting. The Nominating and Governance Committee recommended, and the Board of Directors nominated, each of Dr. Henderson, Ms. Parshall and Ms. Bhanji for re-election to our Board of Directors at the Annual Meeting. Biographical information for each of our nominees for director can be found below in the Board of Directors section. Each of the nominees listed are currently directors of the Company and were previously elected by the stockholders. If elected at the Annual Meeting, each of our nominees would serve for a three-year term ending upon the earlier of: (1) such nominee’s successor being elected and qualified at the Company’s 2028 annual meeting of stockholders or upon the adjournment of such meeting if there is no successor as a result of a decrease in the number of authorized directors, and (2) such nominee’s death, resignation or removal. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of Dr. Henderson, Ms. Parshall and Ms. Bhanji. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.
Each of the nominees have consented to be named as nominees in the Proxy Statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board of Directors, if such a substitute nominee is designated by the Board of Directors.
Director Resignation Policy
Although directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal 1, pursuant to our director resignation policy, if any nominee for director in this election receives a greater number of votes “WITHHOLD” from such nominee than votes “FOR”, the nominee for director must tender his resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee shall consider all relevant facts and circumstances and recommend to our Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the Nominating and Governance Committee’s recommendation. Promptly following the Board of Directors’ decision, we will disclose that decision and an explanation of such decision in a filing with the SEC and a press release.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF JOHN T. HENDERSON, B. LYNNE PARSHALL AND MUNA BHANJI AS CLASS III DIRECTORS.

Cytokinetics, Inc. | 2025 Proxy Statement	5

PROPOSAL TWO
Approval of the Amendment and Restatement of the Company’s Amended and Restated 2004 Equity Incentive Plan to: (I) Increase the Number of Authorized Shares Reserved for Issuance Thereunder by 5,000,000 Shares of Common Stock and (II) Provide for Limitations on the Maximum Grant Value that Non-Executive Directors May Receive Under Such Plan of $1,000,000 for Annual Grants to Continuing Directors in any Calendar Year and $1,250,000 for the Initial Grant to New Directors

We are asking our stockholders to approve an amendment and restatement of our Amended and Restated 2004 Equity Incentive Plan (the “2004 EIP”) to: (i) increase the number of authorized shares of Common Stock reserved for issuance under the 2004 EIP by an additional 5,000,000 shares of Common Stock and (ii) provide for limitations on the maximum grant value that non-employee directors may receive under the 2004 EIP of $1,000,000 for annual grants to continuing directors in any calendar year and $1,250,000 for the initial grant to new directors. The Board of Directors has approved the proposed amendment and restatement of the 2004 EIP subject to approval from our stockholders at the Annual Meeting.
The 2004 EIP was originally adopted by our Board of Directors in January 2004 and approved by our stockholders in February 2004. Our stockholders approved amendments to the 2004 EIP in May 2008, May 2009, May 2010, May 2011, May 2012, May 2013, May 2015, May 2017, May 2019, May 2021 and May 2022 to approve increases to the number of shares available for issuance under the plan. In May 2020, May 2022, and March 2023, our Board of Directors approved amendments to the 2004 EIP to permit the granting of up to an aggregate of 4,450,000 shares of Common Stock as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4). As of March 28, 2025, a total of 31,404,190 shares of Common Stock were authorized for issuance under the 2004 EIP of which 4,450,000 shares of Common Stock were reserved for issuance as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4).
Amendments to the 2004 EIP
The following summary of the proposed amendment and restatement of the 2004 EIP is qualified in its entirety by reference to the actual text of the Amended and Restated 2004 EIP (the “Amended and Restated 2004 EIP”), which is appended to this Proxy Statement as Appendix A.
6	Cytokinetics, Inc. | 2025 Proxy Statement

PROPOSAL TWO
Our Board of Directors believes that the number of shares of Common Stock that remain available for issuance under the 2004 EIP without the proposed increase is insufficient to achieve the purposes of the plan over the term of the plan. We are preparing for the potential regulatory approval and commercial launch of our lead drug candidate, aficamten, in 2025 in the United States and 2026 in the European Union. We will need to continue to build our commercial infrastructure and capabilities by hiring a significant number of new employees, including a field sales force, as well as incentivize and retain existing key employees to maximize and realize the commercial potential of aficamten for the benefit of our stockholders. The long term incentives available to our employees under the 2004 EIP are essential to meeting this objective and align the interests of our employees with our stockholders. Accordingly, the Board of Directors is requesting that the stockholders approve an increase to the number of authorized shares of Common Stock reserved for issuance under the 2004 EIP by 5,000,000 shares of Common Stock.
If approved, the number of authorized shares of Common Stock available and outstanding under the 2004 EIP, as a percentage of the number of shares of Common Stock currently issued and outstanding, would equal 18.9%, which would be consistent with those of our Peer Companies (as defined in the Compensation Discussion and Analysis section of this Proxy Statement). For our Peer Companies, the median and 75th percentile ranges between 16.5% and 22.4% of common shares outstanding as of FYE. For the past three years (2022 through 2024), we have annually granted an average of 3.7% of shares of Common Stock then issued and outstanding, which is positioned modestly above the median share usage of our Peer Companies of 3.3%. The Board of Directors believes that our ability to issue awards to our employees under the 2004 EIP at a level that is competitive with our Peer Companies is critical to our ability to succeed. If this Proposal Two is approved, we believe the additional 5,000,000 shares of Common Stock will enable us to issue awards to our employees for at least an additional two years.
In addition to the aforementioned increase in the number of authorized shares of Common Stock reserved for issuance, the Board of Directors believes that it is in the best interests of stockholders to adopt provisions in the 2004 EIP to limit the value of equity awards that may be granted to non-employee directors from time to time. In May 2025 the Board of Directors, upon the advice and recommendation of the Compensation and Talent Committee of our Board of Directors (the “Compensation Committee”), approved a policy (the “Non-Employee Director Equity Compensation Policy”) for the granting to new directors upon their joining our Board of Directors an initial one-time on-boarding grant (the “On-Boarding Grant”) in the form of stock options to purchase shares of Common Stock with a grant date fair value of $700,000 based on the closing stock price of our shares of Common Stock on the Nasdaq exchange on the date of the new director’s first joining our Board of Directors. In addition, our Board of Directors, again upon advice and recommendation of the Compensation Committee, approved the granting to all continuing directors on the date of our annual meeting of stockholders in any given calendar year, an annual grant (the “Annual Grant”) comprised of restricted stock units and stock options to purchase shares of Common Stock with an aggregate grant date fair value of $400,000 based on the closing stock price on the Nasdaq exchange of our shares of Common Stock on the date of the grant. Although all director compensation is approved by our Board of Directors solely upon the recommendation of the Compensation Committee, which itself makes recommendations on the advice of an independent compensation consultant, our Board of Directors acknowledges the appearance of the potential conflict-of-interest that is inherent in the Board of Directors’ approval of their own compensation. To assuage this potential concern, the Board of Directors approved, subject to the approval of our stockholders at the Annual Meeting, an amendment of the 2004 EIP to impose restrictions on the maximum grant value that our non-employee directors may receive under the 2004 EIP of $1,000,000 per calendar year for the Annual Grant to continuing directors and $1,250,000 for new directors for their On-Boarding Grant. For the avoidance of doubt, non-employee directors who receive an On-Boarding Grant are eligible to receive an Annual Grant in the same calendar year. Our Board of Directors acknowledges that the limitations proposed are greater than its current policies for On-Boarding Grants and Annual Grants. These limitations were recommended by the Compensation Committee upon the recommendation of our independent compensation consultant with the objective of retaining sufficient flexibility to recruit and retain non-employee directors and compensate them for their service as market conditions amongst our Peer Companies may vary from time to time.
Finally, given the proposed increase in the share pool, we are increasing the aggregate maximum number of shares that may be issued pursuant to the exercise of incentive stock options from the share pool from 26,954,190 shares to 31,954,190 shares.
The Board of Directors has approved the amendments described above, subject to approval from our stockholders at the Annual Meeting. If this Proposal Two is not approved by our stockholders, the 2004 EIP will continue in accordance with its existing terms, and there will be no such increase to the number of shares of Common Stock reserved for issuance under the 2004 EIP or limitations on the value of On-Boarding Awards and Annual Awards to our non-employee directors.
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PROPOSAL TWO
2004 EIP Outstanding Awards and Available Shares
As of February 28, 2025, a total of 10,202,802 shares of Common Stock were subject to outstanding stock options awarded under the 2004 EIP with a weighted average exercise price of $32.11 per share and a weighted average remaining term of 6.35 years. No stock option awards were granted under the 2004 EIP in which the exercise price for the underlying shares of Common Stock was less than the fair market value of such shares on the date of grant. As of February 28, 2025, there were 1,925,354 combined unvested restricted stock units and performance stock units outstanding and 5,035,681 shares of Common Stock available for grant of which 608,639 shares are available for grant only as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4).
Summary of the Proposed Amended and Restated 2004 EIP
The principal features of the proposed Amended and Restated 2004 EIP are summarized below. This summary is qualified in its entirety by reference to the Amended and Restated 2004 EIP, attached as Appendix A.
The Amended and Restated 2004 EIP provides for the grant of the following types of incentive awards: (i) stock options, including incentive stock options and nonstatutory stock options, (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units, (v) performance shares, and (vi) performance units. Each of these is referred to as an “Award.” Awards made to new employees as a material inducement to their respective employment pursuant to Nasdaq Listing Rule 5635(c)(4) are referred to as an “Inducement Award.”
Eligibility. Under the Amended and Restated 2004 EIP, eligible individuals include employees and consultants who provide services to us as well as members of our Board of Directors. As of February 28, 2025, each of our approximately 505 employees and our 8 non-employee directors are eligible for Awards under the Amended and Restated 2004 EIP. Under the Amended and Restated 2004 EIP, new employees to whom an Award is a material inducement to the commencement of an employment relationship with us are eligible for an Inducement Award. All Inducement Awards are subject to the approval of an inducement committee consisting of the majority of our independent directors or the Compensation Committee.
Number of Shares of Stock Available Under the Amended and Restated 2004 EIP. The maximum aggregate number of shares of Common Stock that may be issued under the Amended and Restated 2004 EIP, after giving effect to the addition of shares proposed to be added under this Proposal Two, is 36,404,190 shares of Common Stock of which 4,450,000 shares of Common Stock are reserved for issuance as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4). Subject to the provisions of the Amended and Restated 2004 EIP relating to capitalization adjustments, the aggregate maximum number of shares that may be issued pursuant to the exercise of incentive stock options is 31,954,190 shares.
Fungible Ratio. Shares of Common Stock subject to Awards that are not options or SARs (called “Full Value Awards”) count against the share reserve as 1.17 shares of Common Stock for every one share of Common Stock subject to such an Award, and if shares subject to such Full Value Awards are forfeited or repurchased by us and would otherwise return to the Amended and Restated 2004 EIP, then 1.17 times the number of shares of Common Stock so forfeited or repurchased will become available for future issuance under the Amended and Restated 2004 EIP.
Return of Shares Subject to an Option or SAR. Shares of Common Stock that have actually been issued under the Amended and Restated 2004 EIP under any Award, including an option to purchase Common Stock, will not be returned to the Amended and Restated 2004 EIP and will not become available for future issuance under the Amended and Restated 2004 EIP. Upon exercise of a SAR settled in shares of Common Stock, the gross number of shares of Common Stock covered by the portion of the SAR so exercised will cease to be available under the Amended and Restated 2004 EIP. If the exercise price of an option is paid by a tender to us of shares of Common Stock owned by the participant, the number of shares of Common Stock available for issuance under the Amended and Restated 2004 EIP will be reduced by the gross number of shares of Common Stock for which the option is exercised. Shares of Common Stock used to pay the exercise price of an Award and/or used to satisfy tax withholding obligations will not become available for future grant or sale under the Amended and Restated 2004 EIP. If an Award that is an option or SAR expires or becomes unexercisable without having been exercised in full, the unpurchased shares which were subject to the Award will become available for future grant or sale under the Amended and Restated 2004 EIP.
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PROPOSAL TWO
Return of Shares or Units Subject to Full Value Awards. With respect to Full Value Awards, if shares of Common Stock are repurchased or reacquired by us or units are forfeited by the participant due to failure to vest, the repurchased shares of Common Stock or forfeited units which were subject to the Award will become available for future grant or sale under the Amended and Restated 2004 EIP. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares of Common Stock available for issuance under the Amended and Restated 2004 EIP.
Maximum Shares Issuable under Incentive Stock Options. The maximum number of shares of Common Stock that may be issued upon the exercise of incentive stock options under the Amended and Restated 2004 EIP will be 31,954,190. Incentive stock options may not be issued as an Inducement Award.
Dividends; Reorganizations. If we declare a stock dividend or engage in a reorganization or other change in our capital structure, including in connection with a merger, the Administrator (as defined below) will make appropriate adjustments under the Amended and Restated 2004 EIP with respect to (i) the number and class of shares of Common Stock available for issuance, (ii) the number, class and price of shares of Common Stock subject to outstanding Awards, (iii) the maximum number of shares of Common Stock issuable, and (iv) the specified per-person limits on Awards to reflect the change.
Administration of the Amended and Restated 2004 EIP. The Board of Directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board of Directors (referred to as the “Administrator”), will administer the Amended and Restated 2004 EIP. The Board of Directors has delegated administration of the Amended and Restated 2004 EIP to the Compensation Committee.
Subject to the terms of the Amended and Restated 2004 EIP, the Administrator has broad authority to administer, interpret and construe the Amended and Restated 2004 EIP and Awards granted under the Amended and Restated 2004 EIP. The Administrator, may, among other things, determine the employees, consultants, and directors who will receive Awards, the numbers and types of Awards to be granted and the terms and conditions of Awards, including the relevant vesting conditions, and in the case of stock options and SARs, the periods of their exercisability. The Administrator may also amend outstanding Awards.
If at any time the Board of Directors appoints a different Administrator, all Inducement Awards will remain subject to the approval of an inducement committee consisting of the majority of our independent directors or the Compensation Committee.
The Administrator may, with stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, or cash; (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator; and/or (iii) the exercise price of an outstanding Award could be reduced. However, subject to certain mandatory adjustment provisions set forth in the Amended and Restated 2004 EIP (and described above), the Administrator cannot amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award, without stockholder approval.
All decisions, determinations and interpretations made by the Administrator will be final and binding on all participants and any other holders of Awards.
Options and Stock Appreciation Rights. The Administrator may grant nonstatutory stock options, incentive stock options and SARs under the Amended and Restated 2004 EIP. The Administrator determines the number of shares of Common Stock subject to each option or SAR. The aggregate fair market value, determined at the time of grant, of shares of Common Stock with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options. Incentive stock options may not be issued as an Inducement Award.
The exercise price of options and SARs granted under the Amended and Restated 2004 EIP will be no less than the fair market value of Common Stock on the date of grant, except that the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock will be at least 110% of the fair market value of the Common Stock on the grant date.
The term of each option or SAR will be set forth in the Award agreement and may not exceed ten years, except that the term of an incentive stock option granted to a participant who owns more than 10% of the total voting power of all classes of our outstanding stock may not exceed five years.
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PROPOSAL TWO
After a participant terminates service with us, the participant may exercise the vested portion of his or her option or SAR for the period of time stated in the Award agreement (not to exceed the original term of the Award). If no such period of time is stated in the participant’s Award agreement, the participant (or, if applicable, the participant’s estate) generally may exercise the option or SAR for (i) three months following the participant’s termination for reasons other than death or disability, and (ii) twelve months following the participant’s termination due to death or disability.
The Administrator determines the form of payment it will accept when a participant exercises an option or SAR, which may include (i) cash, (ii) check, (iii) other shares of Common Stock (provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares of Common Stock as to which the option or SAR will be exercised and that the acceptance of such shares, as determined by the Administrator, will not result in adverse accounting consequences to the Company), (iv) consideration received by us under a cashless exercise program implemented by us, (v) other consideration and methods of payment permitted by applicable laws, or (vi) any combination of the foregoing methods of payment.
Unless otherwise stated in the applicable Award agreement, an individual holding or exercising a stock option or SAR shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Common Stock or to direct the voting of the subject shares of Common Stock) until the shares covered thereby are fully paid and issued to him. In no case shall an individual holding a stock option receive cash or dividend payments or distributions or dividend equivalents attributable to unvested shares of Common Stock underlying a stock option.
Restricted Stock. Each Award of restricted stock will be evidenced by an Award agreement that will set forth the terms and conditions (including the vesting schedule) of the Award. The Administrator will determine the number of shares of Common Stock granted pursuant to an Award of restricted stock. Unless the Administrator determines otherwise, shares of Common Stock granted pursuant to an Award of restricted stock will be held by us as escrow agent until the restrictions on such shares of Common Stock have lapsed. Shares of Common Stock underlying each Award of restricted stock will be released from escrow as soon as practicable after the last day of any period of restrictions has lapsed. The Administrator, in its discretion, may accelerate the time at which any restrictions on such shares of Common Stock will lapse or be removed. Any dividends declared with respect to shares of Common Stock subject to an Award of restricted stock shall be paid to participants unless otherwise provided in the Award agreement pursuant to which the Award of restricted stock was granted.
Restricted Stock Units. An Award of a restricted stock unit represents the right, subject to certain terms and conditions, to be issued one share of stock for each unit that vests or otherwise satisfies applicable conditions established by the Administrator, in its discretion. Each Award of restricted stock units will be evidenced by an Award agreement that will set forth the terms and conditions (including the vesting schedule) of the Award. The Administrator may establish service-based or other vesting criteria in its discretion, which, depending on the extent to which such criteria are met, will determine the number of restricted stock units to be paid to participants. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of the restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting provisions for such restricted stock units. Vested restricted stock units will be settled in shares of Common Stock as soon as administratively practicable following the date on which such restricted stock units vest but in no event later than the time required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If a holder of restricted stock units terminates service to us prior to the vesting of all of the restricted stock units or as otherwise provided in the Award agreement pursuant to which the restricted stock units were granted, all unvested restricted stock units will be forfeited and will again be available for grant under the 2004 EIP. No dividend equivalents will be paid to participants unless and until the underlying Award of restricted stock unit has vested.
Performance Shares and Performance Units. Performance shares and performance units are Awards under which the release of shares or vesting of units requires the achievement of performance goals or objectives or other terms or conditions (including the vesting schedule) established by the Administrator, in its discretion. The Administrator will determine the number of performance shares or performance units to be granted to a participant. Each Award of performance units or performance shares will be evidenced by an Award agreement that will specify the performance period and such other terms and conditions as determined by the Administrator, in its discretion, including the rate at which the shares or units will vest or be earned. After the applicable performance period has ended, any performance shares or performance units earned or vested will be paid, in the Administrator’s sole discretion, in the form of cash, shares of Common Stock, or in a combination thereof. The extent to which the performance objectives are met will determine the number and/or the value of performance units and performance shares to be paid out to participants, however, the Administrator may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share, in its sole discretion. On the date set forth in the Award agreement, all unearned or
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PROPOSAL TWO
unvested performance units and performance shares will be forfeited to us and be available for reissue under the plan. No cash dividends or distributions declared with respect to share of Common Stock subject to the performance shares or performance units shall be paid to any participant unless and until the participant vests in such underlying performance shares or performance units. Any stock dividends declared on shares of Common Stock that are subject to a performance share or performance unit will be subject to the same restrictions and will vest at the same time as the performance shares and performance units from which said dividends were derived. All unvested dividends will be forfeited by the participants to the extent their underlying performance shares or performance units are forfeited.
Under the Amended and Restated 2004 EIP, Awards may be subject to one or more of the following performance goals, either alone or in combination (collectively, the “Performance Goals”): (a) cash position, (b) clinical progression, (c) collaboration arrangements, (d) collaboration progression, (e) earnings per share, (f) a financing event, (g) net income, (h) operating cash flow, (i) market share, (j) operating expenses, (k) operating income, (l) product approval, (m) product revenues, (n) profit after tax, (o) projects in development, (p) regulatory filings, (q) return on assets, (r) return on equity, (s) revenue growth, (t) total stockholder return, (u) implementation of, progression in or completion of projects or processes (including, without limitation, progress in research or development programs, progress in regulatory or compliance initiatives, clinical trial initiation, clinical trial enrollment, clinical trial results, new or supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, product supply and systems development and implementation), (v) completion of a joint venture or other corporate transaction, (w) employee retention, (x) budget management and (y) any other measures of performance selected by the Board of Directors. Any Performance Goals may be used to measure the performance of the Company as a whole, a business or divisional unit of the Company, or with respect to an individual participant’s performance. In addition, Performance Goals may be measured relative to a peer group or index or to another Performance Goal, and the Performance Goals may differ from one participant to the next and from one Award to the next.
The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis of the Company’s annual report.
Transferability of Awards. Awards are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. The Administrator, however, may make an Award transferable to certain family members, trusts or related business entities of the participant, or to organizations as charitable donations.
Change in Control. In the event of a change in control of the Company (as defined in the Amended and Restated 2004 EIP and described below), each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Award, then: (i) the participant will fully vest in, and have the right to exercise, all of his or her time-based outstanding options and SARs, including shares of Common Stock as to which such Awards would not otherwise be vested or exercisable; (ii) all time-based restrictions on restricted stock will lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or SAR is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or SAR will be fully vested and exercisable for a period of time prior to the change in control determined by the Administrator in its sole discretion, and the option or SAR will terminate upon the expiration of such period.
With respect to Awards granted to a non-employee director of the Company that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant not at the request of the successor, then: (i) the participant will fully vest in, and have the right to exercise, his or her options and SARs as to all of the shares of Common Stock subject to the Award; (ii) all restrictions on restricted stock shall lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.
For purposes of the Amended and Restated 2004 EIP, a change in control generally means the occurrence of any of the following events: (i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting
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PROPOSAL TWO
power of our then outstanding voting securities; (ii) consummation of the sale or disposition by us of all or substantially all of our assets; (iii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the Amended and Restated 2004 EIP); or (iv) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
Amendment and Termination of the Amended and Restated 2004 EIP. The Administrator has the authority to amend, alter, suspend or terminate the Amended and Restated 2004 EIP at any time, except that stockholder approval will be required for any amendment to the Amended and Restated 2004 EIP to the extent required by applicable laws. No amendment, alteration, suspension or termination of the Amended and Restated 2004 EIP will impair the rights of any participant without his or her consent. The Amended and Restated 2004 EIP will terminate on February 6, 2029 unless the Administrator terminates it earlier.
New Plan Benefits
The Company cannot currently determine the number of shares subject to awards that may be granted in the future to employees, directors and consultants under the Amended and Restated 2004 EIP. We do not presently have any current plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares under the Amended and Restated 2004 EIP, except as set forth below with respect to non-employee directors under our Non-Employee Director Equity Compensation Policy.
Awards granted under the Amended and Restated 2004 EIP to our non-employee directors are made pursuant to our Non-Employee Director Equity Compensation Policy. On and after the date of the Annual Meeting, if this Proposal Two is approved by our stockholders, any such equity award grants to non-employee directors will be made under the Amended and Restated 2004 EIP. If this Proposal Two is not approved by our stockholders, any such equity award grants to non-employee directors will be made under the existing 2004 EIP. For additional information regarding our current compensation program for non-employee directors, please see “Director Compensation.”
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PROPOSAL TWO
Stock Awards Granted under the 2004 EIP
The following table sets forth information with respect to the number of outstanding stock options, restricted stock units and performance units, that have been granted to the named executive officers and the specified groups set forth below under the 2004 EIP as of February 28, 2025. On February 28, 2025, the closing price of the underlying shares of our Common Stock traded on the Nasdaq Stock Market LLC was $46.00 per share and there were 118,430,937 shares of Common Stock outstanding.

Name and Position	Stock Options Outstanding (Vested and Unvested)	Restricted Stock Units (RSUs) Unvested	Performance Stock Units (PSUs) Unvested/Unearned(1)
Robert I. Blum President and Chief Executive Officer	1,537,265	127,990	57,648
Andrew M. Callos Executive Vice President, Chief Commercial Officer	264,570	38,941	15,883
Sung H. Lee Executive Vice President, Chief Financial Officer	53,417	34,684	21,516
Fady I. Malik, M.D., Ph.D. Executive Vice President, Research and Development	521,644	51,333	20,000
Brett Pletcher Former Executive Vice President and Chief Legal Officer	51,039	33,140	16,000
Ching Jaw Former Senior Vice President, Chief Financial Officer	—	—	—
All current executive officers as a group (4 persons)	2,376,896	252,948	115,047
All non-executive directors as a group	874,204	25,452	—
Each associate of the above-mentioned directors or executive officers	N/A	N/A	N/A
Each other person who received or is to receive 5% of such options, warrants or rights	N/A	N/A	N/A
All employees (other than executive officers) as a group (x persons)	6,913,292	1,272,950	156,988

(1)
The number represents the maximum number of shares of our Common Stock that could be issued underlying the PSUs. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details on the PSUs.

For information on the number of shares of Common Stock subject to awards granted under the 2004 EIP during 2024 for our named executive officers, see “Grants of Plan Based Awards Table in 2024” later in this Proxy Statement. The total number of shares of Common Stock subject to Awards granted in fiscal year 2024 under the 2004 EIP was 3,350,877 of which 679,964 shares were the object of Inducement Awards.
Federal Income Tax Consequences
The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Amended and Restated 2004 EIP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an Award or the disposition of shares of Common Stock acquired under the Amended and Restated 2004 EIP. The Amended and Restated 2004 EIP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
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PROPOSAL TWO
Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares of Common Stock purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by us. Any gain or loss recognized upon any later disposition of the shares of Common Stock would be capital gain or loss.
Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the participant’s alternative minimum tax at exercise, if any, in which case the amount of tax is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Common Stock on the exercise date (or the sale price, if less) minus the exercise price of the option.
Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any gain or loss recognized upon any later disposition of the shares of Common Stock would be capital gain or loss.
Restricted Stock and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock or performance shares are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares of Common Stock underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect, under Section 83(b) of the Code, to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares of Common Stock underlying the Award (less any cash paid for the shares) on the date the Award is granted.
Restricted Stock Units and Performance Units. A participant generally will not have taxable income at the time restricted stock units or performance units are granted. Instead, he or she will recognize ordinary income upon distribution of shares of Common Stock with respect to a restricted stock or performance unit in an amount equal to the fair market value of those shares. Any gain or loss recognized upon any other disposition of the shares of Common Stock would be capital gain or loss.
Section  409A. If an Award is subject to and fails to satisfy the requirements of Section 409A of the Code the participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax).
Tax Effect for the Company; Section 162(m). Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE AMENDED AND RESTATED 2004 EIP. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
14	Cytokinetics, Inc. | 2025 Proxy Statement

PROPOSAL TWO
Registration with the SEC
If the amendment and restatement described in this Proposal 2 is approved by our stockholders, we will file a Registration Statement on Form S-8 with the SEC with respect to the shares of our Common Stock to be registered pursuant to the 2004 EIP, as so amended and restated, as soon a reasonably practicable following stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL 2 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN TO: (I) INCREASE THE NUMBER OF AUTHORIZED SHARES RESERVED FOR ISSUANCE THEREUNDER BY 5,000,000 SHARES OF COMMON STOCK AND PROVIDE FOR LIMITATIONS ON THE MAXIMUM GRANT VALUE THAT NON-EXECUTIVE DIRECTORS MAY RECEIVE UNDER SUCH PLAN OF $1,000,000 FOR ANNUAL GRANTS TO CONTINUING DIRECTORS AND (II) $1,250,000 FOR THE INITIAL GRANT TO NEW DIRECTORS.

Cytokinetics, Inc. | 2025 Proxy Statement	15

PROPOSAL THREE
Approval of Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock Available for Issuance by the Company from 163,000,000 to 326,000,000 Shares of Common Stock

Proposal
On February 11, 2025, our Board of Directors approved the adoption of, and declared advisable to the Company and its stockholders, subject to stockholder approval, a proposed certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation substantially in the form attached as Appendix B hereto (the “Restated Certificate”) to increase the number of authorized shares of Common Stock from 163,000,000 shares to 326,000,000 shares.
Purpose and Effect of the Proposal
Our Board of Directors believes it is in the best interest of the Company and its stockholders to increase the number of authorized shares of Common Stock to give the Company greater flexibility in considering and planning for future potential business needs. Having the additional authorized shares available is important to our continued efforts to pursue our strategic goals. Other than with respect to sales that may be made under the Sales Agreement with Jefferies LLC (“Jefferies”) (described below) and the proposed increase in the aggregate number of shares of Common Stock that may be issued under the 2004 EIP, as amended and restated assuming Proposal 2 is approved by our stockholders, we have no definitive plan, arrangement, or understanding to issue the additional shares of Common Stock. The additional shares of Common Stock will be available for issuance by our Board of Directors for various corporate purposes, including but not limited to, grants under employee stock plans, financings, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures, divestitures, business combinations, stock splits, stock dividends, as well as other general corporate transactions. If the authorization of an increase in the available Common Stock is postponed until the foregoing specific needs arise, the delay and expense incident to obtaining approval of the stockholders at that time could impair our ability to achieve the corporate purposes set forth above.
In addition to the broader rationale noted above, in February 2025, we entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Jefferies, under which we may offer and sell, from time to time at our sole discretion, shares of the Common Stock having an aggregate offering price of up to $500.0 million through Jefferies, as sales agent. As of February 28, 2025, approximately $500 million of Common Stock remains available to be sold under the Sales Agreement.
In addition, as described in Proposal 2, our Board of Directors has approved, subject to stockholder approval at the Annual Meeting, an increase of 5,000,000 shares of Common Stock to be reserved for issuance under the 2004 EIP. A portion of the authorized share increase may be used for the reservation of such additional shares for issuance under the 2004 EIP.
The Restated Certificate currently authorizes the issuance of up to 163,000,000 shares of our Common Stock. As of February 28, 2025, 118,430,937 shares of Common Stock were outstanding. In addition, as of February 28, 2025, the Company had 12,075,329 shares of Common Stock subject to outstanding equity awards and 12,575,000 shares of Common Stock reserved for
16	Cytokinetics, Inc. | 2025 Proxy Statement

PROPOSAL THREE
issuance upon conversion of the Company’s outstanding convertible notes. Accordingly, the Company had only 19,918,734 shares of common stock available for issuance out of the 163,000,000 shares of Common Stock currently authorized.
Our Board of Directors believes that the proposed increase in our authorized Common Stock will make sufficient shares available to provide the additional flexibility necessary to pursue our strategic objectives. Over the past several years, flexibility has allowed us to pursue financing transactions that were important to pursue our strategic objectives while at the same time enabling us to continue to provide the employee equity incentives that we view as necessary to attract and retain key employees. For example, in addition to our offerings under the Sales Agreement and under a similar previous agreement with Cantor Fitzgerald & Co., in May 2024, we issued approximately 11.3 million shares of Common Stock in an underwritten public offering for net proceeds of approximately $563.2 million and issued approximately 1.0 million shares of Common Stock in a concurrent private placement for gross proceeds of $50 million, in each case to fund (a) commercial launch readiness activities for aficamten, (b) continuing and expanding the development program for aficamten, (c) advancing our pipeline, and (d) research and general corporate purposes, including working capital. Unless our stockholders approve this proposal, we may not have sufficient unissued and unreserved authorized shares of Common Stock to engage in similar transactions in the future and to respond to compensatory needs by implementing new or revised equity compensation plans or arrangements, all of which could severely harm our business and our prospects.
If this proposal is approved, the additional authorized shares may be issued at the discretion of our Board of Directors without further stockholder action, except as may be required by law or the rules of Nasdaq. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. However, the issuance of shares of Common Stock, other than on a pro-rata basis to all stockholders, would reduce each stockholder’s proportionate interest in the Company. The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the shares of Common Stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.
We have not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, our Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.
If the amendment to the Restated Certificate is approved, as soon as practicable after the Annual Meeting, the Company will file the amendment to the Restated Certificate with the office of the Secretary of State of Delaware to reflect the increase in the authorized number of shares of our Common Stock. Upon approval and following such filing with the Secretary of State of Delaware, the amendment to the Restated Certificate will become effective on the date it is filed. Our Board of Directors reserves the right to abandon or delay the filing of the amendment to the Restated Certificate even if it is approved by the stockholders. A copy of the proposed amendment to the Restated Certificate is set forth in Appendix B to this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL 3 TO APPROVE THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES FOR ISSUANCE BY THE COMPANY FROM 163,000,000 TO 326,000,000 SHARES OF COMMON STOCK.

Cytokinetics, Inc. | 2025 Proxy Statement	17

PROPOSAL FOUR
Ratification of the Appointment of
Ernst & Young LLP as our Independent Registered Public Accounting
Firm for the Fiscal Year Ending
December 31, 2025

The Audit Committee of the Board of Directors (the “Audit Committee”) has appointed Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and recommends that the stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, our Board of Directors has determined that it is desirable to request ratification of this appointment by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our best interest.
We expect a representative of E&Y will be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. EY has served as our independent registered public accounting firm since March 21, 2018.
Independent Registered Public Accounting Firm Services and Fees
Current Principal Accountant Fees and Services
The following table summarizes E&Y fees incurred for 2024 and 2023.

	Years Ended December 31,
	2024	2023
Audit Fees	$2,271,571	$1,810,837
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	5,200
Total Fees	$2,271,571	$1,816,037

Audit fees include fees for audit services primarily related to the integrated audit of our annual consolidated financial statements and our internal control over financial reporting as required by Section 404(b) of the Sarbanes-Oxley Act of 2002; the review of our quarterly and annual consolidated financial statements; comfort letters, consents and assistance with and review of documents relating to our securities offerings and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Tax fees include fees for R&D tax study work and tax compliance on employee tax matters. All Other Fees in 2023 included a software license fee associated with the EY Atlas tool. The Audit Committee pre-approved all services provided by EY and determined that the provision of services was compatible with maintaining auditor independence.
18	Cytokinetics, Inc. | 2025 Proxy Statement

PROPOSAL FOUR
Pre-Approval Policies and Procedures
The Audit Committee has a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, E&Y. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

Cytokinetics, Inc. | 2025 Proxy Statement	19

PROPOSAL FIVE
Advisory Proposal on Executive
Compensation

The Compensation Committee has adopted a standing policy that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall 2024 compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe our compensation policies and decisions provide competitive and internally-equitable compensation and benefits that reflect Company performance, job complexity and strategic value of the position while seeking to ensure individual long-term retention and motivation and alignment with the long-term interests of our stockholders. We believe the compensation program for our executives has helped us retain a team capable of managing and enabling us to advance our research and development programs and our other corporate objectives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables in the Proxy Statement.”
The results of this advisory vote are not binding upon us. However, the Compensation Committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers. The next scheduled “say on pay” vote will be at our 2026 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

20	Cytokinetics, Inc. | 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of February 28, 2025 by:
•	all those known by us at such time to be the beneficial owner of more than 5% of our voting securities;
•	each director and nominee for director at such time;
•	each of the named executive officers named in the Executive Summary Compensation Table; and
•	all executive officers, directors and nominees for director of the Company at such time as a group.
The number and percentage of shares beneficially owned are based on the aggregate of 118,430,937 shares of Common Stock outstanding as of February 28, 2025, adjusted as required by the rules promulgated by the SEC.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
5% Stockholders(1):
Entities affiliated with BlackRock, Inc.(2) 50 Hudson Yards, New York, NY 10001	15,252,905	12.9%
The Vanguard Group(3) 100 Vanguard Boulevard, Malvern, PA 19355	11,915,821	10.1%
Entities affiliated with Fidelity Investments(4) 245 Summer Street, Boston, MA 02210	11,146,954	9.4%
T. Rowe Price Investment Management Inc(5) 101 E. Pratt Street, Baltimore, MD 21201	9,689,987	8.2%
Entities affiliated with Wellington Management Group LLP(6) 280 Congress Street, Boston, MA 02210	6,530,884	5.5%
State Street Corporation(7) State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02111	5,893,358	5.0%
Named Executive Officers:
Robert I. Blum(8)	1,621,936	1.4%
Andrew M. Callos(9)	242,799	*
Sung H. Lee(10)	2,767	*
Fady I. Malik, M.D., Ph.D.(11)	502,124	*
Ching W. Jaw(21)	229,027	*
Brett Petcher	—	*
Non-Employee Directors:
Muna Bhanji(12)	82,164	*
Robert A. Harrington, M.D.(13)	70,712	*

Cytokinetics, Inc. | 2025 Proxy Statement	21

Security Ownership of Certain Beneficial Owners and Management

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
John T. Henderson, M.B., Ch.B.(14)	251,277	*
Edward M. Kaye, M.D.(15)	172,721	*
Robert E. Landry(16)	1,418	*
B. Lynne Parshall, Esq.(17)	52,882	*
Wendell Wierenga, Ph.D.(18)	188,425	*
Nancy J. Wysenski(19)	87,733	*
All directors and executive officers as a group (14 persons)(20)	3,505,985	2.7%

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
(1)
Based on a Schedule 13G or 13G/A filed with the SEC as follows: BlackRock, Inc. on November 12, 2024; FMR LLC on February 12, 2025, The Vanguard Group on January 8, 2025, Wellington Management Group LLP on February 8, 2024, State Street Corporation on January 25, 2024, and T. Rowe Price Investment Management, Inc. on November 14, 2024.

(2)
According to its Schedule 13G/A filed on November 12, 2024, as of September 30, 2024, BlackRock, Inc. had sole voting power over 15,059,304 shares of Common Stock and sole dispositive power over 15,252,905 shares of Common Stock. Of these shares, BlackRock Fund Advisors also beneficially owns shares representing 5% or greater of our outstanding shares of Common Stock.

(3)
According to its Schedule 13G/A filed on January 8, 2025, as of December 31, 2024, The Vanguard Group had shared voting power over 87,298 shares of Common Stock, sole dispositive power over 11,693,912 shares of Common Stock, and shared dispositive power over 221,909 shares of Common Stock.

(4)
According to its Schedule 13G/A filed on February 12, 2025, as of December 31, 2024, FMR LLC had sole voting power over 10,870,987.85 shares of Common Stock and sole dispositive power over 11,146,953.56 of these shares of Common Stock, and Abigail P. Johnson has sole dispositive power over 11,146,953.56 of these shares of Common Stock. Of these shares, Fidelity Management & Research Company LLC also beneficially owns shares representing 5% or greater of our outstanding shares of Common Stock.

(5)
According to its Schedule 13G filed on November 14, 2024, as of September 30, 2024, T. Rowe Price Investment Management, Inc. had sole voting power over 9,667,286 shares of Common Stock and sole dispositive power over 9,689,987 shares of Common Stock.

(6)
According to its Schedule 13G filed on February 8, 2024, as of December 29, 2023, each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP had shared voting power over 6,036,013 shares of Common Stock, and shared dispositive power over all of these shares of Common Stock, and Wellington Management Company LLP had shared voting power over 5,998,852 shares of Common Stock, and shared dispositive power over 6,325,032 shares of Common Stock.

(7)
According to its Schedule 13G/A filed on January 25, 2024, as of December 31, 2023, State Street Corporation had shared voting power over 5,614,958 shares of Common Stock, and shared dispositive power over all of these shares of Common Stock.

(8)
Represents (a) 252,613 shares of Common Stock held by Mr. Blum; (b) 2,083 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 2,083 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 1,365,157 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 28, 2025. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the aforementioned trusts.

(9)
Represents (a) 26,771 shares of Common Stock held by Mr. Callos; and (b) 216,028 shares of Common Stock underlying options granted to Mr. Callos that are exercisable within 60 days of February 28, 2025.

(10)	Represents (a) 2,767 shares of Common Stock held by Mr. Lee; and (b) no shares of Common Stock underlying options granted to Mr. Lee that are exercisable within 60 days of February 28, 2025.
(11)	Represents (a) 52,826 shares of Common Stock held by Dr. Malik; and (b) 449,298 shares of Common Stock underlying options granted to Dr. Malik that are exercisable within 60 days of February 28, 2025.
(12)
Represents (a) 12,031 shares of Common Stock held by Ms. Bhanji; and (b) 70,133 shares of Common Stock underlying options granted to Ms. Bhanji that are exercisable within 60 days of February 28, 2025.

(13)
Represents (a) 10,579 shares of Common Stock held by Dr. Harrington; and (b) 60,133 shares of Common Stock underlying options granted to Dr. Harrington that are exercisable within 60 days of February 28, 2025.

(14)
Represents (a) 43,595 shares of Common Stock held by Dr. Henderson; (b) 83 shares held by Dr. Henderson’s spouse; and (c) 207,516 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 28, 2025. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.

(15)	Represents (a) 20,208 shares of Common Stock held by Dr. Kaye; and (b) 152,513 shares of Common Stock underlying options granted to Dr. Kaye that are exercisable within 60 days of February 28, 2025.
(16)	Represents 1,418 shares of Common Stock underlying options granted to Mr. Landry that are exercisable within 60 days of February 28, 2025.
22	Cytokinetics, Inc. | 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
(17)
Represents (a) 15,000 shares of Common Stock held by Ms. Parshall; and (b) 37,882 shares of Common Stock underlying options granted to Ms. Parshall that are exercisable within 60 days of February 28, 2025.

(18)
Represents (a) 19,171 shares of Common Stock held by Dr. Wierenga; and (b) 169,254 shares of Common Stock underlying options granted to Dr. Wierenga that are exercisable within 60 days of February 28,2025.

(19)
Represents (a) 17,600 shares of Common Stock held by Ms. Wysenski; and (b) 70,133 shares of Common Stock underlying options granted to Ms. Wysenski that are exercisable within 60 days of February 28, 2025.

(20)	Reflects the shares owned by our executive officers and directors.
(21)
Reflects cumulative shares of Common Stock, RSUs and shares of Common Stock held by Mr. Jaw and cumulative shares of options to purchase Common Stock that were exercisable within 60 days of February 29, 2024. Since Mr. Jaw resigned his employment in February 2024 and ceased to be subject to reporting requirements under the Exchange Act, the Company has no visibility as to the number of shares of Common Stock held by Mr. Jaw as of February 28, 2025.

Cytokinetics, Inc. | 2025 Proxy Statement	23

Board of Directors

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to us. The primary functions of our Board of Directors are to:
•	Review and approve our strategic direction and annual operating plan and monitor our performance;
•	Evaluate the President and Chief Executive Officer (“CEO”);
•	Review management performance and compensation;
•	Review management succession planning;
•	Advise and counsel management;
•	Monitor and manage potential conflicts of interests of management, members of the Board of Directors and stockholders;
•	Oversee the integrity of financial information; and
•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.
We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial strategies, legal and regulatory compliance and compensation and retention practices.
The following table sets forth the names of each member of our Board of Directors, their age, position, director class and committee membership as of February 28, 2025.

Director	Age	Position/ Class	Audit Committee	Compliance Committee	Compensation and Talent Committee	Nominating and Governance Committee	Science and Technology Committee	Transactions Committee
Robert I. Blum	61	CEO, Class II
Muna Bhanji	62	Class III		Chair		■		■
John T. Henderson, M.B., Ch.B.	80	Chair, Class III	■			Chair	■	■
Robert A. Harrington, M.D.	64	Class II				■	■
Edward M. Kaye, M.D.	75	Class I	■		■		■	■
Robert E. Landry	61	Class II	■
B. Lynne Parshall, Esq.	71	Class III	Chair	■				Chair
Wendell Wierenga, Ph.D.	77	Class I			■	■	Chair
Nancy J. Wysenski	67	Class I		■	Chair			■

24	Cytokinetics, Inc. | 2025 Proxy Statement

Board of Directors
Director Skills, Experience and Background
Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc. since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum served as Chairman of the Board of Directors of Gamida Cell Ltd. from September 2018 to March 2023. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with our operations, strategy and vision, as well as a record of successful corporate management, strategic partnering and financing.

John T. Henderson, M.B., Ch.B. has served as a member of our Board of Directors since February 2009 and as Chairman of our Board of Directors since April 2022. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Dr. Henderson consulted for NeuroVia, Inc. as Chief Development Officer and was an executive officer of this privately held company until October 2018. Until his retirement in December 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, from 2004 to December 2020, including as Chairman. Dr. Henderson earned his bachelor of science and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutical Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

Cytokinetics, Inc. | 2025 Proxy Statement	25

Board of Directors
Muna Bhanji has served on our Board of Directors since February 2021. Ms. Bhanji’s prior experience includes a 30+ year tenure at Merck, during which she held a number of senior leadership roles within the U.S. and Global commercial organizations. Most recently, through December 2020, she served as the Senior Vice President, Global Market Access & Policy with responsibility for enabling payer reimbursement and access for patients, for Merck’s products around the world. Ms. Bhanji is the Founder and President of TIBA Global Access, a commercialization and market access strategy consultancy serving the biopharmaceutical industry. Ms. Bhanji has served on the Board of Directors of Ardelyx, Inc., Veracyte, Inc. and Lumanity (a private portfolio company of Arsenal Capital Partners) since 2021 and Intellia Therapeutics Inc. since May 2022. Ms. Bhanji also currently serves on the board of directors of CORUS International, an ensemble of faith-based organizations working at the intersection of poverty alleviation and healthcare, in the most underserved parts of the world. Ms. Bhanji has previously served on the Board of Directors of Possible Health, a Nepal based NGO, the Board of Directors of the Foundation of Managed Care Pharmacy, and chairing Merck’s Supervisory Board in the Netherlands. Ms. Bhanji earned her Bachelor of Pharmacy degree from Rutgers School of Pharmacy and an M.B.A. from St. Joseph’s University.

Ms. Bhanji brings to our Board of Directors experience in key operational and global product commercialization functions, including substantial direct experience in sales, marketing, and commercial operations.

Robert A. Harrington, M.D. has served as a member of our Board of Directors since April 2022. Dr. Harrington is a cardiologist and serves as the Stephen and Suzanne Weiss Dean of Weill Cornell Medicine and Provost for Medical Affairs of Cornell University. Dr. Harrington was previously the Arthur L. Bloomfield Professor of Medicine and Chair of the Department of Medicine at Stanford University for more than 10 years. He was previously the Richard Sean Stack, MD Distinguished Professor and the Director of the Duke Clinical Research Institute (DCRI) at Duke University. Dr. Harrington has served as a member of the American College of Cardiology (ACC) Board of Trustees and is currently a member of the American Heart Association’s (AHA) Board of Directors, its Science Advisory and Coordinating Committee, and as a past President (2019-2020). He served as the Chair for the AHA’s Scientific Sessions in 2013 and 2014. He is an elected member of the Association of American Physicians (AAP) and the Association of University Cardiologists (AUC). In 2015, he was elected to membership in the National Academy of Medicine/Institute of Medicine. In 2016, he was named a Master of the American College of Cardiology. He was awarded the AHA’s Clinical Research Prize in 2017 and AHA Council on Clinical Cardiology (CLCD) Distinguished Achievement Award in 2022. In 2022, Dr. Harrington was awarded the Stokes Medal from the Irish Cardiac Society. Dr. Harrington earned a B.A. in English at the College of the Holy Cross and an M.D. from Tufts University School of Medicine.

Dr. Harrington brings to our Board of Directors extensive experience in clinical research, particularly in the field of cardiovascular disease.

26	Cytokinetics, Inc. | 2025 Proxy Statement

Board of Directors
Edward M. Kaye, M.D. has served as a member of our Board of Directors since May 2016. Previously, Dr. Kaye served as the Chief Executive Officer of Stoke Therapeutics, Inc. from 2017 to March 2025 and remains a member of its Board of Directors. He also previously served as President and Chief Executive Officer of Sarepta Therapeutics, Inc. from September 2016 to June 2017, interim Chief Executive Officer from March 2015 to September 2016 and Chief Medical Officer from June 2011 to April 2017. He also served on the company’s Board of Directors. Prior to joining Sarepta, Dr. Kaye was employed by Genzyme Corporation for ten years, holding various senior management positions, the most recent of which was Group Vice President of Clinical Development, in which he supervised clinical research in lysosomal storage disease programs and genetic neurological disorders. Dr. Kaye currently serves as a member of the Boards of Directors of the Massachusetts Biotechnology Council, Avidity Biosciences, Inc., and Stoke Therapeutics, Inc. He also currently serves as a member of the board of directors of Convergence Bio, a private company. Previously, Dr. Kaye served as Chief of Biochemical Genetics at Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the University of Pennsylvania School of Medicine. Dr. Kaye serves as a Neurological Consultant at the Children’s Hospital of Boston and is on the editorial boards of a number of medical journals. He is also a member of several scientific advisory boards, including United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne and Prize4Life. Dr. Kaye received his medical education and pediatric training at Loyola University Stritch School of Medicine and University Hospital, child neurology training at Boston City Hospital, Boston University, and completed his training as a neurochemical research fellow at Bedford VA Hospital, Boston University.

Dr. Kaye brings to our Board of Directors extensive clinical research and development experience, particularly his expertise in rare neuromuscular diseases.

Robert E. Landry has served as a member of our Board of Directors since February 2025. Mr. Landry served as the Chief Financial Officer at Regeneron Pharmaceuticals from 2013 to 2024, where he was responsible for all financial operations, including investor relations, information technology, competitive intelligence, and global non-manufacturing facilities. During his tenure, he helped guide the company as it grew substantially in market capitalization and workforce, oversaw two public acquisitions, Checkmate Pharmaceuticals and Decibel Therapeutics, and established affiliates around the world. Prior to joining Regeneron Pharmaceuticals, Mr. Landry spent 25 years at Wyeth and Pfizer, Inc., where he held numerous corporate and operational roles, including Corporate Treasurer, Director of Pharmaceutical Marketing and Sales, Senior Vice President of Finance, and Chief Financial Officer of Wyeth Australia and New Zealand. Mr. Landry started his career at Coopers & Lybrand, now PricewaterhouseCoopers LLP. Mr. Landry was a Certified Public Accountant in New York and received a Bachelor of Business Administration from the University of Notre Dame.

Mr. Landry brings to our Board of Directors experience in corporate finance, financial management and planning and corporate development.

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Board of Directors
B. Lynne Parshall, Esq. has served as a member of our Board of Directors since February 2013. She currently serves as a member of the Board of Directors of Ionis Pharmaceuticals, Inc. and Foghorn Therapeutics Inc. Ms. Parshall was employed at Ionis from 1991 to 2017 where she held various positions of increasing responsibility. Prior to joining Ionis, she was a partner at the law firm of Cooley LLP. Ms. Parshall has served on the Board of Directors of Repetoir Immune Medicines, Inc., a private life sciences company, since December 2021, Ring Therapeutics, a private life sciences company, since March 2022 and Foghorn Therapeutics since August 2022 and each of Alltrna and Celdeara Medical, both private companies, since 2023. Ms. Parshall served as a member of the Board of Directors of Akcea Therapeutics Inc. from 2015 to October 2020. Ms. Parshall is a member of the Licensing Executives Society and a member of the American, California and San Diego bar associations. She holds a J.D. from Stanford Law School and a B.A. from Harvard University.

Ms. Parshall brings to our Board of Directors extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. From June 2011 to January 2014, Dr. Wierenga served as Executive Vice President, Research and Development, at Santarus, Inc., acquired by Salix Inc., which was subsequently acquired by Valeant Pharmaceuticals International, Inc. From 2006 to 2011, he served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.). Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of Crinetics Pharmaceuticals since 2014 and Dermata Therapeutics since September 2016. He also served on the Board of Directors of Onyx Pharmaceuticals, Inc. from 1996 to 2013, XenoPort, Inc. from 2001 to August 2016, Ocera Therapeutics, Inc. from December 2013 to December 2018, Anacor Pharmaceuticals, Inc. from September 2014 to July 2016, Apricus Biosciences, Inc. from March 2014 to December 2018, Concert Pharmaceuticals, Inc. from March 2014 to June 2019 and Patara Pharma, Inc. from 2015 to November 2018. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries.

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Board of Directors
Nancy J. Wysenski has served as a member of our Board of Directors since November 2020. Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Inc. from December 2009 through June 2012. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals plc, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. She was previously on the Boards of Directors of Dova Pharmaceuticals, Inc. from 2018 to 2019, Tetraphase Pharmaceuticals from 2014 to July 2020, Reata Pharmaceuticals, Inc., and Inovio Pharmaceuticals, Inc. from 2015 to 2017 and Provention Bio, Inc. from 2020 to 2023 and Alkermes Pharmaceuticals, plc from 2013 to 2023. She is a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen’s Association and served on the National Advisory Board of the Healthcare Businesswomen’s Association. She served two terms on the Board of Trustees for North Carolina Central University.

Ms. Wysenski brings to our Board of Directors experience in key operational and product commercialization functions, including substantial direct experience in sales, marketing, commercial operations, and supply chain management.

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Board of Directors
Summary of Director Core Experiences and Skills
Our Board of Directors consists of a talented group of highly qualified leaders in their respective fields. Our directors have a wide array of experience ranging from relevant experience as members of senior leadership at large pharmaceutical companies to significant and peer recognized scientific experience to support our specific drug development programs. Our Board of Directors and the Nominating and Governance Committee of our Board of Directors (the “Governance Committee”) believe the skills, qualities, attributes, and experience of our directors provide us with the competency and skills to effectively address our evolving needs and to represent the best interests of our stockholders.
Board of Directors Functional Expertise

Board of Directors Leadership Structure
The Board of Directors may select, at its discretion, a Chairman. The Board of Directors’ current policy is that the roles of the Chairman of the Board of Directors and CEO should be held by different individuals, except in unusual circumstances as determined by the Board of Directors. In cases where the Board of Directors determines it is in the best interests of the Company’s stockholders to combine the positions of Chairman and CEO or to otherwise designate a Chairman who is not an independent director, the Board of Directors shall appoint a lead independent director. The Board of Directors believes that its current leadership structure, with Mr. Blum serving as CEO and Dr. Henderson serving as Chairman, is appropriate for us at this time. Both leaders are actively engaged in significant matters affecting us, such as our long-term strategy. The CEO has overall responsibility for all aspects of our operations, while the Chairman has a greater focus on governance, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for us.
Stockholder Engagement
Our Board of Directors is committed to an open dialogue with our stockholders regarding our corporate governance practices. In 2024, we met with stockholders holding approximately 55% of outstanding Common Stock, and contacted stockholders holding approximately 65%. These meetings provided our Board of Directors with useful feedback regarding the governance and compensation practices of our Company and how they would evaluate proposals to increase our shares of authorized common stock and the number of shares available for grant under our equity incentive plan. We plan to continue our outreach to stockholders in a systematic manner every year in advance of the preparation of our proxy statements for upcoming annual meetings of stockholders. Director
Director Over-boarding: A number of our stockholders have expressed a concern regarding directors serving on the board of directors of too many public companies. Our Board of Directors believes that each of our directors has demonstrated the ability to
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Board of Directors
devote sufficient time and attention to their duties and to otherwise fulfill the responsibilities required of members of our Board of Directors. Prior to his resignation as Chief Executive Officer of Stoke Therapeutics in March 2025, certain institutional investors and proxy advisory firms had considered Dr. Kaye to be serving on too many public company boards of directors. At our 2023 Annual Meeting of Stockholders, although Dr. Kaye was re-elected to the Board with a greater than a majority of votes cast, approximately 38% of votes cast for his re-election were withheld. In response to the withhold vote on Dr. Kaye’s election, our Board of Directors amended its Corporate Governance Guidelines to prohibit members of our Board of Directors from serving on more than five public company boards of directors generally, provided that if a member of our Board of Directors is also the chief executive officer of a public company, then such director is prohibited from serving on more than three public company boards of directors. Our Board of Directors believes this amendment to our Corporate Governance Guidelines is appropriate in the circumstances and that imposing specific limits on board seats is responsive to the vote on Dr. Kaye's election at our 2023 Annual Meeting of Stockholders. As a result of Dr. Kaye's resignation as Chief Executive Officer of Stoke Therapeutics in March 2025, we believe that any previously expressed concerns have now been resolved.
Classified Board Structure: Our Restated Certificate classifies our Board of Directors into three classes of directors with staggered three-year terms. A number of our stockholders have asked whether we intend to eliminate this structure in favor of annual elections of all directors. Our Board of Directors and the Governance Committee have given thoughtful consideration to the maintenance of a classified board structure and currently believe that it is in the best interests of stockholders to maintain that structure. As the Company continues to mature, and with the potential launch of its first commercial drug product, our Board of Directors and Governance Committee are committed to periodically re-evaluating whether maintaining a classified board structure remains in the best interests of stockholders.
Performance Stock Units as Executive Compensation: Our stockholders have communicated their desire to see the Company utilize performance-based equity compensation as part of long-term executive compensation. Our Compensation Committee agreed with this feedback and granted PSUs to our named executive officers in 2024 to incentivize the achievement of specific high-value milestones. For further information on our 2024 PSU program, please refer to the Compensation, Discussion & Analysis section of this Proxy Statement. Although our Compensation Committee implemented a PSU program in 2024, we may not grant PSUs every year. We anticipate considering the adoption of more customary PSU performance conditions for commercial stage companies in our industry once the Company has sufficient commercial experience in 2026 or later.
Board of Directors Role in Risk Oversight
The role of our Board of Directors is to oversee the CEO and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to us. Management routinely reports to the Board of Directors regarding potential areas of significant risk. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by us. The Board of Directors as a whole is responsible for such risk oversight but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation Committee, the Governance Committee and the Compliance Committee of the Board of Directors (the “Compliance Committee”).
The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our internal control systems. In addition, the Audit Committee oversees and reviews our financially related risk management practices, including our investment policy, and cybersecurity and related policies.
As part of the of the Compensation Committee’s risk oversight function, it considers whether our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us. In conducting this evaluation, the Compensation Committee has reviewed our current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because we are a development-stage company with no commercial sales, the Compensation Committee has concluded that our employees are not incentivized to take inappropriate risks to meet short-term goals. Further, the Compensation Committee believes that there is sufficient Board of Director oversight of our processes for compensation determinations to avoid the establishment of incentives that are materially adverse to our interests. Accordingly, the Compensation Committee has determined that our compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on us.
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Board of Directors
The Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of our Board of Directors, the structure and function of our Board of Directors committees and meeting logistics and policies. The Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.
The Compliance Committee oversees risks and activities in the area of compliance with applicable laws and regulations, including healthcare laws, data privacy laws, and good pharmaceutical practices, that may impact our business operations or public image, in light of the applicable legal and regulatory requirements, government and industry standards, as well as business trends and public policy considerations. As part of the Compliance Committee’s risk oversight function, it assesses our compliance program and meets separately with our Chief Compliance Officer at each of its meetings.
Independence of Directors
The Board of Directors has affirmatively determined that each of our current directors is independent as defined under the Nasdaq Listing Rules and applicable regulations and provisions under the Exchange Act, except for Mr. Blum, our President and Chief Executive Officer, who is not independent by virtue of his employment with us. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. In addition, in 2024 the Board of Directors affirmatively determined that each of Santo J. Costa and Sandford D. Smith, who each served as directors for a portion of 2024, was independent as defined under the Nasdaq Listing Rules and applicable regulations and provisions under the Exchange Act.
Board of Directors' Role in CEO and Executive Succession
At least annually, our Board of Directors and the Compensation Committee review the company’s succession plans for the CEO and other key senior leadership positions. The independent directors also meet without the CEO to discuss CEO succession planning. During these reviews, the CEO and directors discuss: skill sets needed by the CEO given the Company's stage of development, and future candidates for the CEO and other senior leadership positions; succession timing; and development plans for potential candidates. The independent directors and the CEO maintain a confidential plan for the timely and efficient transfer of the CEO’s responsibilities in the event of an emergency or his sudden departure, incapacitation, or death. Management ensures that the directors have multiple opportunities to interact with the Company’s top leadership talent in both formal and informal settings to allow them to most effectively assess the candidates’ qualifications and capabilities.
Director Commitments
Our Board of Directors believes all directors should have the ability to dedicate sufficient time and attention to devote to board duties and to otherwise fulfill the responsibilities required of directors. In assessing whether directors and nominees for director have sufficient time and attention to devote to board duties, the Governance Committee considers, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of public company boards. In February 2024, our Board of Directors adopted as part of our Corporate Governance Guidelines a policy that members of our Board of Directors may not serve on more than five boards of directors of public companies (including our Board of Directors), and that directors who are the chief executive officer of another public company may not serve on more than three boards of directors of public companies (including our Board of Directors). Our Corporate Governance Guidelines also require that directors inform the Chair of the Governance Committee and our CEO prior to accepting an invitation to serve on any additional corporate boards.
Our Board of Directors believes each of our directors, including all of our current director nominees, has demonstrated the ability to devote sufficient time and attention to board duties and to otherwise fulfill the responsibilities required of directors.
Attendance of Board and Committee Meetings
Our Board of Directors held ten meetings during the last fiscal year. Each of the directors serving during the last fiscal year attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure.
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Board of Directors
We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders. All ten of the Company’s then ten directors attended the 2024 annual meeting of stockholders.
Board Committees
The Board of Directors has a standing Audit Committee, Compensation Committee, Governance Committee, Compliance Committee, Science and Technology Committee and Transactions Committee, and established written charters for each of these committees. All members of these committees are independent as currently defined by Nasdaq Listing Rules and applicable regulations and provisions under the Exchange Act. Charters for these committees are on our website cytokinetics.com in Corporate Governance under the Investors & Media tab. Other than the copies of our historical SEC filings, the information found on our website is not part of this or any other report filed with or furnished to the SEC.
Audit Committee. The Audit Committee consists of directors Ms. Parshall (Chair), Dr. Kaye, Dr. Henderson and Mr. Landry. All members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act). The Board of Directors determined that each of Ms. Parshall and Mr. Landry is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, based on their professional experience as described above.
The Audit Committee reviews our critical accounting policies and practices, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm.
The Audit Committee held five meetings during fiscal year 2024.
Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Respectfully submitted,
Members of the Audit Committee
B. Lynne Parshall, Esq., Chair
John T. Henderson, M.B., Ch.B.
Edward M. Kaye, M.D.
Robert E. Landry
Compensation and Talent Committee. The Compensation Committee consists of directors Ms. Wysenski (Chair), Dr. Wierenga and Dr. Kaye. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq Listing Rules and Rule 10C-1(b)(1) under the Exchange Act).
The Compensation Committee reviews and approves the salaries and incentive compensation of our executive officers and oversees our stock plans and employee benefit plans, as well as reviewing and recommending to the Board of Directors approval of modifications to the plans. The Compensation Committee, in consultation with the third-party independent compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option grants to employees, including our executive officers, are
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Board of Directors
approved by the Compensation Committee. In addition, the Compensation Committee approves the annual stock option and restricted stock unit (“RSU”) awards for all employees as part of the annual performance review process. The Compensation Committee may engage the services of third-party professional compensation consulting firms to assist in benchmarking data from competitive peer group companies.
Further discussion of the role and function of our Compensation Committee can be found in the section below entitled “Compensation Discussion and Analysis.”
The Compensation Committee held eight meetings during fiscal year 2024.
Nominating and Governance Committee. The Governance Committee consists of directors Dr. Henderson (Chair), Ms. Bhanji, Dr. Harrington, and Dr. Wierenga. All members of the Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules).
The Governance Committee assists our Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, recommends committee chairs and members, and recommends approved candidates to the Board of Directors for appointment or re-nomination to Company stockholders. The Governance Committee also regularly reviews issues and developments relating to corporate governance, has primary responsibility for overseeing Environmental, Social and Governance (“ESG”) matters and formulates and recommends corporate governance standards to our Board of Directors. If there is a change in a director’s employment, the Governance Committee evaluates and makes a recommendation to our Board of Directors as to whether it would be appropriate to request that the director resign. The Governance Committee has not established minimum qualifications for proposed director nominees.
The Governance Committee has used and may use in the future search firms to assist in the identification and evaluation of qualified candidates to join our Board of Directors.
The Governance Committee held nine meetings during fiscal year 2024.
Consideration of Stockholder Nominations to the Board
To date, the Governance Committee has not established a policy for considering candidates for director recommended by our stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Because those candidates recommended by stockholders will receive substantially the same consideration that candidates recommended by members of the Board of Directors receive, our Board of Directors believes that it is appropriate for us to not have a formal policy for considering such candidates at this time. Shareholders wishing to recommend individuals for consideration by the Governance Committee may do so by delivering a written recommendation to our Company Secretary at Cytokinetics, Incorporated, 350 Oyster Point Blvd., South San Francisco, California 94080 with the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected. As indicated above, the Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Please also note that stockholders may also nominate candidates for director in accordance with the advance notice and other procedures contained in our bylaws.
Science and Technology Committee. The Science and Technology Committee of the Board of Directors (the “Science and Technology Committee”) consists of directors Dr. Wierenga (Chair), Dr. Harrington, Dr. Henderson, and Dr. Kaye.
The Science and Technology Committee provides guidance to management and our Board of Directors on emerging trends in healthcare, discovery research and clinical development and reviews and advises management and the Board of Directors on the overall strategic direction and investment in our research, development and technology programs. The Science and Technology Committee regularly reviews research programs and progress against goals, assesses the capabilities of key scientific and medical personnel and the depth and breadth of the scientific resources available to us, as well as reviewing and advising on regulatory strategy.
The Science and Technology Committee held four meetings during fiscal year 2024.
Compliance Committee. The Compliance Committee consists of directors Ms. Bhanji (Chair), Ms. Wysenski, and Ms. Parshall.
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Board of Directors
The Compliance Committee advises and assists our Board of Directors in overseeing risks and activities in the area of compliance and the identification and evaluation of our principal legal compliance risks except those matters set forth in the Audit Committee's charter. The Compliance Committee oversees our activities in the area of compliance with applicable laws and regulations, including healthcare laws, data privacy laws, and good pharmaceutical practices, that may impact our business operations or public image, in light of the applicable legal and regulatory requirements, government and industry standards, as well as business trends and public policy considerations. As part of the Compliance Committee’s risk oversight function, it assesses our compliance program and meets separately with our Chief Compliance Officer at each of its meetings.
The Compliance Committee held four meetings during fiscal year 2024.
Transactions Committee. The Transactions Committee consists of directors Ms. Parshall (Chair), Ms. Wysenski, Dr. Kaye, Ms. Bhanji and Dr. Henderson.
The Transactions Committee advises and assists our Board of Directors in reviewing, evaluating and assessing the advisability of the Company's entry into business transactions that are material or otherwise significant to the Company or its stockholders, including material asset and business acquisitions, debt and equity financing transactions, material licensing transactions involving the Company or any third party's intellectual property, business collaborations, joint ventures, partnerships, and any other transaction being proposed or evaluated by management and/or third parties, including public tender offers, mergers & acquisitions and other transactions that, if consummated, would result in a change in control of the Company, as well as to oversee certain corporate finance matters relating to the Company.
The Transactions Committee was created by our Board of Directors as a standing committee in November 2024. The Transactions Committee held one meeting in 2024.
Insider Trading Policies and Procedures
We have adopted insider trading policies and procedures governing the purchase, sale, and/or other disposition of our securities by our directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq Listing Rules. A copy of our insider trading policy has been filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024. We do not have a formal policy governing the purchase, sale, and/or other disposition of our securities by Cytokinetics itself. We have not adopted such a policy because we have not engaged, and do not plan to engage in the foreseeable future, any share buy-back activities. From time to time, we sell securities by way of public offerings of securities, and at-the-market sales of securities, which occur only after the public disclosure of material non-public information.
Corporate Responsibility
We recognize the importance of ESG initiatives as they relate to our business strategy and risk assessment. In March 2023, we issued our inaugural corporate responsibility report in which we identified the corporate responsibility initiatives that we believe are most important to our business and have issued additional reports on an annual basis ever since. Our latest corporate responsibility report was issued in March 2025.
As a research and development focused biotechnology company, we have a relatively small environmental footprint and focus on improving awareness and integrating sustainable practices into our daily operations. Our corporate responsibility report includes a report on our greenhouse gas emissions.
Our 2025 Corporate Responsibility Report is available on our website and contains more detailed information regarding our ESG initiatives. Our 2025 Corporate Responsibility Report is not “soliciting material” and information found on, or accessible through, our website, including our 2025 Corporate Responsibility Report, is not a part of, and is not incorporated into, this Proxy Statement, and you should not consider it part of this this Proxy Statement.
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Board of Directors
Communicating with the Board of Directors
We do not have a formal policy regarding stockholder communication with the Board of Directors. Our stockholders may communicate directly with the Board of Directors in writing, addressed to:
Board of Directors
c/o John O. Faurescu, Esq., Corporate Secretary
Cytokinetics, Incorporated
350 Oyster Point Blvd.
South San Francisco, California 94080
or by email to: investor@cytokinetics.com
The Secretary will review each stockholder communication. The Secretary will forward to the Chairman of the Board of Directors or to the entire Board of Directors as he may determine is advisable (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to our business or governance if the communication: (i) is not offensive, (ii) is legible in form and reasonably understandable in content, and (iii) is not merely related to a personal grievance against us or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.
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Executive Officer

The following table sets forth the names of our executive officers and their ages and positions with us as of March 31, 2025.

Name	Age	Position
Robert I. Blum	61	President and Chief Executive Officer
Andrew M. Callos	56	Executive Vice President, Chief Commercial Officer
Sung H. Lee	54	Executive Vice President, Chief Financial Officer
Fady I. Malik, M.D., Ph.D.	60	Executive Vice President, Research and Development

Executive Officer Skills, Experience and Background
Robert I. Blum’s biography is set forth under “Board of Directors” above.
Andrew M. Callos has served as our Executive Vice President, Chief Commercial Officer since March 2021. Prior to joining Cytokinetics, Andrew was at Pfizer and Wyeth Pharmaceuticals for over 20 years with roles of increasing responsibility overseeing US and International pharmaceutical franchises, most recently as Regional President and General Manager North America, Upjohn Business Unit at Pfizer. Prior to this role and during his 11+ years at Pfizer, he held several leadership positions including Vice President U.S. Cardiology & Metabolic Marketing where he led the commercialization of Eliquis in the U.S., Vice President and Head of Inflammation Marketing Europe and Vice President Global Commercial Development Rare Disease. Prior to Pfizer, Mr. Callos spent over 10 years at Wyeth Pharmaceuticals in various roles within Business Planning & Analysis, ultimately serving as AVP Marketing across several products. Mr. Callos started the first seven years of his career as Consulting Manager at Accenture. Mr. Callos holds a B.S. in Commerce and Engineering from Drexel University.
Fady I. Malik, M.D., Ph.D. has served as our Executive Vice President of Research and Development since November 2015. Dr. Malik served as our Senior Vice President of Research and Development from August 2014 to November 2015. Dr. Malik served as our Senior Vice President of Research and Early Development from June 2012 to August 2014. He has been with Cytokinetics since our inception in 1998, serving in a variety of roles, including Vice President, Biology from March 2008 to June 2012, all focused towards building our cardiovascular and muscle programs. Since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently a Clinical Professor. He was also a practicing Interventional Cardiologist at the San Francisco Veterans Administration Medical Center for over 18 years. Since March 2022, Dr. Malik has served on the Board of Directors of Rocket Pharmaceuticals, Inc. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco.
Sung H. Lee has served as our Executive Vice President and Chief Financial Officer since May 2024. Previously, Mr. Lee served as the Chief Financial Officer of Vir Biotechnology, Inc., an immunology company from March 2023 to May 2024, and from February 2021 to March 2023, he served as Chief Financial Officer and Management Board member of MorphoSys AG, a biopharmaceutical company. Prior to that, from October 2019 to February 2021, he served as the Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc., a biotechnology company. From December 2005 to October 2019, Mr. Lee served in various roles at Gilead Sciences, Inc., a biopharmaceutical company, most recently as Senior Vice President, Financial Planning & Analysis and Investor Relations from March 2019 to October 2019. Previously, Mr. Lee served as Vice President of Financial Planning & Analysis and Investor Relations from September 2018 to February 2019, Vice President of Investor Relations from June 2016 to August 2018 and Senior Director, Investor Relations from 2013 to May 2016. From 2010 to 2013, Mr. Lee was the Head of Europe Financial Planning & Analysis and prior to that served as the Head of Research & Development Financial Planning & Analysis from 2006 to 2010. Mr. Lee received a B.A. from the University of California, Irvine and an M.B.T. from the University of Southern California.
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Executive Compensation

Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for 2024 for the following individuals, who we refer to as our “named executive officers”:

Name	Position
Robert I. Blum	President and Chief Executive Officer
Andrew M. Callos	Executive Vice President, Chief Commercial Officer
Sung H. Lee	Executive Vice President, Chief Financial Officer
Fady I. Malik, M.D., Ph.D.	Executive Vice President, Research and Development
Brett Pletcher	Former Executive Vice President and Chief Legal Officer
Ching W. Jaw	Former Senior Vice President, Chief Financial Officer

Mr. Blum is our Principal Executive Officer (“PEO”). Mr. Lee is our Principal Financial Officer (“PFO”).
Mr. Jaw has been included as named executive officer pursuant to Item 402(a)(3)(ii) of Regulation S-K as an individual who served as the Company’s principal financial officer during the last completed fiscal year. Mr. Jaw left the Company in February 2024.
Mr. Pletcher resigned his employment in March 2025.
Overview of Compensation Program
We design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance, a balance of short and long-term results, while maximizing retention.
The highlights of our 2024 executive compensation program include:
•	a merit salary increase of 4% to our named executive officers and other employees (with exceptions on a case-by-case basis);
•	an annual cash payment under our non-equity incentive plan (“NEIP”) designed to reward individuals for achieving corporate goals and, except for our CEO, individual goals in their functional area; and
•
stock options, restricted stock units (“RSUs”), and performance stock units (“PSUs”) to our named executive officers to incentivize our named executive officers to achieve multi-year strategic goals, to deliver sustained long-term value to stockholders, and to reward them for doing so.

We have a standing policy to hold an advisory vote on executive compensation every year. At our 2024 annual meeting of stockholders, approximately 96% of the shares voted in favor of our advisory proposal on executive compensation. The Compensation Committee believes this vote affirms our stockholders’ support for our compensation practices. Nevertheless, our Compensation Committee took steps to preemptively adopt changes in policies to align with practices that are increasingly expected by stockholders, including the granting of equity awards based on target values in dollars as opposed to fixed nominal unit awards.
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Executive Compensation
We have implemented many compensation best practices, as follows:

✔ WHAT WE DO		✘ WHAT WE DON’T DO
✔
Maintain an Independent Compensation and Talent Committee. Our Compensation and Talent Committee consists solely of independent directors, and there were no compensation interlocks in fiscal year 2024.
		✘	No Executive Retirement Plans. We do not offer pension arrangements or retirement plans to our executive officers that are different from or in addition to those offered to our other employees.
✔
Retain an Independent Compensation Advisor. The Compensation and Talent Committee engaged its own compensation advisor to provide information and analysis with its fiscal 2024 compensation review and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in fiscal year 2024.
		✘	Limited Perquisites. We do not view perquisites as a significant component of our executive compensation program. Our perquisites are limited to those with a clear business-related rationale.
✔
Annual Executive Compensation Review. The Compensation and Talent Committee conducts an annual review and approval of our Peer Group and a review of our Peer Group and a review of compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking.
✘
No Special Welfare or Health Benefits. Our executive officers participate in Company-sponsored health and welfare benefits that are generally on the same basis as our other full-time, salaried employees.

✔
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and our stockholders.
✘
No Post-Employment Tax Payment Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change in control payments or benefits to any executive officer (with the exception of our CEO under his pre-existing executive employment agreement, whose benefit is grandfathered).

✔	CEO Annual Incentive Compensation Cap. Our CEO’s annual cash incentive compensation opportunity is capped at 120% of his base salary.	✘
No Hedging Policy. We do not permit any of our directors, executive officers or any of our other employees from engaging in short sales, transactions in put or call options (other than in respect of call options granted by the Company as a long-term incentive compensation), hedging transactions or other inherently speculative transactions with respect to our Common Stock.

✔	Stock Ownership Policy. We maintain a stock ownership policy that requires our executive officers and directors to maintain a minimum ownership level of our Common Stock.	✘	No Pledging Policy. We do not permit any of our directors, executive officers or any of our other employees from pledging our equity securities.
✔
Compensation Recovery Policy. We have established an Incentive Compensation Recoupment Policy designed to comply with Section 10D of the Securities Exchange Act of 1934, Rule 10D-1 promulgated thereunder and Nasdaq Listing Rule 5608.
		✘	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
✔
Conduct an Annual Stockholder Advisory Vote (“Say-on-Pay”) on Named Executive Officer Compensation. We conduct an annual stockholder advisory vote on the compensation of our Named Executive Officers, and were commend that our stockholders vote in favor of an advisory “say-on-frequency” vote requiring us to conduct a “say-on-pay” vote every year.
		✘	No Stock Option Re-pricing. Our Amended and Restated 2004 Equity Incentive plan does not permit options to purchase shares of our Common Stock to be repriced to a lower exercise or strike price.
✔
Use a Pay-for-Performance Philosophy. The majority of our CEO and our other Named Executive Officers’ compensation is directly linked to the achievement of milestones designed to benefit our stockholders. We also structure target total compensation opportunities with a significant long-term equity component, thus aligning the interests of our executive officers with our stockholders.
✘
Executive Officers and Directors May Not Trade Except Pursuant to 10b5-1 Plans. Our stock trading policy prohibits the trading of Company equity securities by our executive officers and directors except pursuant to 10b5-1 Plans adopted in accordance with SEC Rule 10b5-1(c).

✔
“Double Trigger” Feature for Acceleration of Equity Awards for our Named Executive Officers. The outstanding equity awards granted to our Named Executive Officers pursuant to our Amended and Restated 2004 Equity Incentive Plan are subject accelerated vesting only in the event of both a change in control of the Company and a subsequent involuntary termination of employment.

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Executive Compensation
Compensation Philosophy and Objectives
The Compensation Committee works to structure our executive compensation program to reward achievement of our business goals, align the executive officers’ interests with those of our stockholders and encourage our executives to build a sustainable biopharmaceutical company. The Compensation Committee seeks to ensure that we maintain our ability to attract and retain superior executives in key positions by providing them compensation that is competitive relative to the compensation paid to similarly situated executives in a defined group of peer companies (the “Peer Companies” as set forth below) and the broader marketplace from which we recruit and compete for talent. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable, competitive and reflective of their performance and contributions toward corporate goals and objectives. To meet these objectives, we provide base salary, annual cash bonuses based on goal achievement and other factors considered by the Compensation Committee, equity awards, broad-based employee benefits with limited perquisites and severance benefits upon a potential loss of position in connection with a change in control or if terminated without cause or for executive resignations for good reason.
In determining the amount and form of these compensation elements, the Compensation Committee considers a number of factors, including:
•	compensation levels paid to similarly situated executives by our Peer Companies, to attract and retain executives in a competitive market for talent;
•
corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and Company-wide strategic initiatives, to focus executives on achieving our business objectives;

•	the experiences and knowledge of our executives;
•
internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of that executive’s role as compared to the roles of the other executives — to promote teamwork and contribute to retention, while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•
broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business, such as the relatively high cost of living and competitive life science marketplace in the cities and markets in which we operate; and

•	the potential dilutive effect of equity awards on our stockholders.
Role of the Compensation and Talent Committee
The Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the officer compensation policies and practices, including the administration of our equity plans and employee benefit plans applicable to all our employees. As part of its responsibilities, the Compensation Committee establishes and implements compensation decisions for our named executive officers and evaluates the success of those decisions in supporting our compensation philosophy for our named executive officers. The Compensation Committee reports its decisions regarding executive compensation matters to our Board of Directors.
As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as Company financial reports, financial projections, operational data and stock performance data. The Compensation Committee also reviews information such as total compensation that may become payable in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current Company-wide compensation levels and benchmarking data provided by the independent compensation consultants, Aon Human Capital Solutions practice, a division of Aon plc (“Aon”) (formerly known as “Radford”). The Compensation Committee also consults directly with Aon and our CEO. While the Committee took into consideration the data and information provided by Aon when making executive compensation decisions, ultimately, the Committee made its own independent decisions about executive compensation matters.
Role of the Independent Compensation Consultant
The Compensation Committee retained Aon as its independent compensation consultant for compensation decisions for 2024. The Compensation Committee assessed Aon’s independence and concluded that no conflict of interest existed that would prevent Aon from independently advising the Compensation Committee. The Compensation Committee intends to continue to assess the independence of any of our compensation advisors, consistent with applicable Nasdaq Listing Rules and rules and regulations under the Exchange Act.
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Executive Compensation
While we pay for Aon’s services, the Compensation Committee has the authority to engage and terminate Aon’s services. Our management provides historical data, reviews reports for accuracy and interacts directly with Aon.
For 2024, Aon provided the following services to the Compensation Committee:
•	reviewed and provided recommendations on the composition of our 2024 Peer Companies;
•	provided compensation-related data related to executives and directors at our 2024 Peer Companies based on data from SEC filings and the Radford Global Life Sciences Survey;
•
conducted a competitive review of the compensation of our named executive officers and members of our Board of Directors, including advising on the design and structure of our equity incentive compensation program; and

•	prepared compensation market trends and an analysis of our share usage under the 2004 EIP in comparison to our 2024 Peer Companies based on data from SEC filings.
Aon did not provide any other executive compensation services to us in 2024. We separately engaged Aon to provide our management with survey data and advice regarding compensation and equity awards for our broader employee base. The total fees payable to Aon in 2024 for services other than those related to executive and director compensation were less than $120,000. The Compensation Committee approved the engagement of, and fees payable to, Aon for these other services, and determined that these other services did not constitute a conflict of interest or prevent Aon from objectively performing its work for the Compensation Committee.
Role of Executive Officers in Compensation Decisions
For compensation decisions in 2024, our CEO aided the Compensation Committee by providing recommendations regarding the compensation of the named executive officers other than himself. Each of those named executive officers participated in an annual performance review with our CEO to provide input about his or her contributions to our goals and objectives in 2024, which guided, along with other factors, 2024 compensation actions. Our CEO participated in a review process, with respect to his own performance, with the Chairman of the Board of Directors. The Compensation Committee assessed the recommendations of our CEO (and, with respect to our CEO, the recommendations of the Chairman of the Board of Directors at the time) in the context of each named executive officer’s performance. No named executive officer participated directly in the Compensation Committee’s final determinations regarding the amount of any component of their own 2024 compensation.
Our Human Resources, Finance and Legal departments work with our CEO to design and develop compensation programs for our named executive officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare and/or review peer data comparisons and other Compensation Committee briefing materials and ultimately to implement the Compensation Committee’s decisions. Our Senior Vice President, Human Resources and our CEO meet separately with Aon to convey information on proposals that management may make to the Compensation Committee, as well as to assist Aon in collecting information about us to perform its duties for the Compensation Committee.
Benchmarking
The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. The Compensation Committee engaged Aon to analyze the executive compensation practices of a number of comparable publicly held companies in the life sciences industry. The Compensation Committee, in consultation with Aon, reviews and adjusts the list of Peer Companies annually to ensure that the list provides a current and useful comparison of companies for use as a means of comparing our executive compensation levels relative to the market. Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are selected based on criteria that include business model, stage of development, market capitalization, years since its initial public offering, employee headcount, research and development expenditures, cash reserves and revenue.
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Executive Compensation
When the 2023 peer group was established in November 2022, the Company’s market capitalization was approximately $3 billion and headcount was less than 400 employees. Accordingly, in January 2024, the Compensation Committee, in consultation with its independent consultation consultant, made meaningful changes to the peer group selection criteria and resulting peer companies to account for the advancement of the Company’s clinical assets, significant growth in the Company’s market capitalization relative to the prior year, and meaningful year-over-year increase in headcount. The Compensation Committee approved the following Peer Companies for use in making compensation decisions in 2024:

•	ACADIA Pharmaceuticals Inc.	•	INSMED Inc.
•	Amicus Therapuetics, Inc.	•	Ionis Pharmaceuticals, Inc.
•	Apellis Pharmaceuticals, Inc.	•	Karuna Therapeutics, Inc.
•	Arrowhead Pharmaceuticals, Inc.	•	Legend Biotech Corp
•	Ascendis Pharma A/S	•	Madrigal Pharmaceuticals, Inc.
•	Blueprint Medicines Corporation	•	Mirati Therapeutics, Inc.
•	BridgeBio Pharma, Inc	•	Neurocrine Biosciences, Inc.
•	Denali Therapeutics Inc.	•	Sarepta Therapeutics, Inc.
•	Halozyme Therapeutics, Inc.	•	Ultragenyx Pharmaceuticals Inc.
•	Immunovant, Inc.	•	Vaxcyte, Inc.
•	Intra-Cellular Therapies, Inc.

At the time of this determination, these companies each had a market capitalization generally between $3.0 billion and $12.5 billion, had an employee head count greater than 100 but less than 1300, annual revenues of less than $1.7 billion and were generally at a comparable stage to us in the development of their lead drug candidate. The Compensation Committee determined that the foregoing selection criteria were appropriate for selecting the Peer Companies for 2024 because at such time, we were a late-stage biopharmaceutical company with a market capitalization of approximately $8 billion and approximately 500 employees, which placed us within the range of these Peer Companies.
Aon prepared an analysis of the compensation levels and practices of the Peer Companies as reported in their proxy statements and offered additional analysis based on the compensation practices of a comparable group of life science companies (a subset of what is included in the broader Aon Global Life Sciences Survey).
The Compensation Committee reviewed the cash and equity components from these analyses in setting a total compensation package for each executive officer as well as reviewing each executive officer’s past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, overall performance and retention risks. The Compensation Committee believes considering this benchmark information to be important in compensation-related decisions and uses it as a reference point in formulating decisions. Other factors, such as economic conditions and internal pay equity may play a role with respect to the compensation offered to an executive in any given year.
The Compensation Committee aims to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Compensation Committee generally sets the various compensation elements as follows:
•
base salaries and target annual cash payments under our Non Equity Incentive Plan (“NEIP”) at a level such that, when combined result in a target total cash compensation that is at or around the median for comparable positions as compared to the Peer Companies’ data; and

•
target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is between the 50th and 75th percentile for comparable positions as compared to the Peer Companies’ data.

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Executive Compensation
Compensation Components
Base Salary. We provide base salary as the fixed source of compensation for our executive officers for the services they provide to us during the year and to balance the impact of having the bulk of the remainder of their compensation “at risk” in the form of annual cash bonuses and equity-based incentive compensation. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives.
Non-Equity Incentive Plan. We structured our NEIP to provide incentives for our named executive officers to achieve our annual corporate and, except for the CEO, individual performance objectives.
Annual cash awards under our NEIP are based on a thorough quantitative and qualitative review of facts and circumstances related to Company, department, function and individual performance, as compared to the corporate goals approved by the Compensation Committee during the first part of the performance year.
Each named executive officer’s annual target NEIP award is expressed as a percentage of his base salary and is set at a level that, upon 100% achievement of our corporate goals and the named executive officer’s individual performance goals, and when combined with the executive officers’ base salaries, falls at the median level for a similar executive position as compared to the Peer Companies’ data. In determining the split of the target award as between corporate and individual performance, the Compensation Committee believes that the more senior position and operational responsibilities, the greater the percentage of his or her award that should be weighted to our corporate rather than individual achievement of the executive. For example, our CEO’s NEIP award is based entirely on corporate achievement and not on individual achievement.
In the first quarter of each year, the Compensation Committee reviews and approves corporate goals presented by senior management. Upon completion of the year, the Compensation Committee assesses achievement relative to the predetermined milestones and measurements as well as other factors the Compensation Committee determines, in its discretion, are material. The minimum NEIP award amount is zero, and the maximum is 120% of the target NEIP award amount. If the Compensation Committee determines that NEIP awards should not be awarded for corporate achievement for any reason, NEIP awards will not be paid even if the individual goals and objectives were met. We believe this incentive structure allows the Compensation Committee to be responsive to the uncertainties and lack of predictability associated with being a biotechnology company dedicated to the discovery, development and commercialization of first-in-class therapeutics with novel mechanisms of action.
Equity Awards. The Compensation Committee believes that providing a material portion of our executive officers’ total compensation in equity awards aligns the interests of our executive officers with our stockholders, by linking the value of compensation to the value of our Common Stock. In determining the form and size of equity awards, the Compensation Committee considers information provided by Aon as to whether the complete compensation packages provided to each named executive officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or her contributions. In addition, in determining the size of equity awards, the Compensation Committee considers the anticipated value of the named executive officer’s contributions going forward. We make new-hire and subsequent equity awards on pre-determined dates as follows:
•
Before an offer is made, the Compensation Committee approves the terms of new-hire equity awards as inducement awards. Decisions in respect of the granting of inducement awards in accordance with Nasdaq Listing Rule 5635(c)(4) are made exclusively by the Compensation Committee. In February 2025, our Board, upon the recommendation of the Compensation Committee, established a policy of granting inducement awards on the 15th calendar day of every month for newly hired employees whose employment commenced following the 15th calendar day of the preceding month, unless the 15th calendar day falls on a day that is not a business day, in which case the grant date is the preceding business day.

•
We have traditionally granted subsequent annual equity awards to all eligible employees during the first quarter of each fiscal year, usually in early March. In February 2025, our Board, upon the recommendation of the Compensation Committee, established a policy of granting annual equity awards on March 15 of every calendar year, unless March 15 falls on a day that is not a business day, in which case the grant date is the preceding business day.

We do not purposely accelerate or delay the public release of material information in consideration of pending equity awards. For further information regarding our policy of granting equity awards, please refer to the Section entitled “Timing of Grants of Certain Equity Awards” of this Proxy Statement.
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Executive Compensation
Stock Options. We grant stock options to our named executive officers when they join us and annually, on a discretionary basis, as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with the exception of initial hire grants which cliff vest 25% at the end of the first anniversary from the grant date and then in monthly installment over the remaining three years). Options provide a return to the executive officer only if the price of our Common Stock appreciates after the grant date and the executive officer remains a service provider to us (except in limited circumstance described in the 2004 EIP).
Restricted Stock Units. We grant RSUs to our named executive officers annually, on a discretionary basis, as part of our performance review and rewards process. RSUs generally vest over a three-year period, with 40% vesting on the one-year anniversary of the grant date, an additional 40% on the two-year anniversary of the grant date, and the final 20% on the three-year anniversary of the grant date. Upon vesting RSUs are converted on a 1-to-1 basis for shares of Common Stock, but only if the executive officer remains a service provider to us (except in limited circumstances described in the 2004 EIP).
Performance Stock Units. In 2024, the Compensation Committee granted PSUs to named executive officers in lieu of a portion of the stock options or RSUs the named executive officers would ordinarily have received for their respective long-term incentive compensation.
Fifty per cent of the PSUs (the “Milestone I PSUs”) were subject to the following performance condition in connection with the timing of the submission of our new drug application to FDA for aficamten for the treatment of obstructive hypertrophic cardiomyopathy (the “Aficamten NDA”), acceptance for filing by the U.S. Food and Drug Administration (the “FDA”), and the imposition by FDA of either standard or priority review in connection with the Aficamten NDA:
•
If the Compensation Committee certified that (x) the Aficamten NDA was submitted to FDA on or before the last calendar day of the third quarter of 2024, and (y) the Aficamten NDA was accepted for filing by FDA on or before the last calendar day of the fourth quarter of 2024, and (z) FDA granted the Company priority review for the Aficamten NDA, 100% of the Milestone I PSUs would be earned and they would vest on the following dates: 50% of the Milestone I PSUs would vest on the date that the Compensation Committee certified that Milestone I has been achieved (the “Milestone I Certification Date”) and 50% of the Milestone I PSUs would vest on the 1-year anniversary of the Milestone I Certification Date.

•
If the Compensation Committee certified that (x) the Aficamten NDA was submitted to FDA on or before the last calendar day of the third quarter of 2024, and (y) the Aficamten NDA was accepted for filing by FDA on or before the last calendar day of the fourth quarter of 2024, and (z) FDA did not grant the Company priority review for the Aficamten NDA, 50% of the Milestone I PSUs would be deemed forfeited and cancelled and 50% of the Milestone I PSUs would be earned and they would vest as follows: 25% of the Milestone I PSUs would vest on the Milestone I Certification Date and 25% of the Milestone I PSUs would vest on the 1-year anniversary of the Milestone I Certification Date.

•
If the Compensation Committee certified that (x) the Aficamten NDA was submitted to FDA on or after the first calendar day of the fourth quarter of 2024 but on or before the last calendar day of the fourth quarter of 2024, and (y) the Aficamten NDA was accepted for filing by FDA on or before the last calendar day of the first quarter of 2025, 75% of the Milestone I PSUs would be deemed forfeited and cancelled and 25% of the Milestone I PSUs would be earned and they would vest as follows: 12.5% of the Milestone I PSUs would vest on the Milestone I Certification Date and 12.5% of the Milestone I PSUs would vest on the 1-year anniversary of the Milestone I Certification Date.

•	If the Compensation Committee did not certify the satisfaction of the performance condition in accordance with the above, 100% of the Milestone I PSUs would be deemed forfeited and cancelled.
In December 2024, the Compensation Committee certified that (x) the Aficamten NDA was submitted to FDA on or before the last calendar day of the third quarter of 2024, (y) the Aficamten NDA was accepted for filing by FDA on or before the last calendar day of the fourth quarter of 2024, and (z) FDA did not grant the company priority review for the Aficamten NDA. Accordingly, 50% of the Milestone I PSUs were deemed forfeited and cancelled and 50% of the Milestone I PSUs were deemed earned and they vested, or shall vest, as follows: 25% of the Milestone I PSUs vested in December 2024 and 25% of the Milestone I PSUs shall vest in December 2025, subject to the grantee's continued employment.
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The other 50% of the PSUs (the “Milestone II PSUs”) were subject to the following performance condition in connection with the approval by FDA of the Aficamten NDA and qualitative aspects of a potential Risk Evaluation and Mitigation Strategies (“REMS”) program as a post-marketing condition of such approval:
•
If the Compensation Committee certifies that the Aficamten NDA has been approved by FDA on or before the last calendar day of the third quarter of 2025 and either (x) the FDA does not impose a REMS program in connection with such approval or (y) the Compensation Committee is of the opinion (acting in its sole unfettered discretion) that any REMS program in connection with such approval is consistent with a best-in-class profile for aficamten, such number of Milestone II PSUs up to 100% of the Milestone II PSUs as determined and certified by the Compensation Committee (acting in its sole unfettered discretion) but no less than 50% of the Milestone II PSUs shall be earned and they shall vest on the following dates: 50% of the Milestone II PSUs certified as earned by the Compensation Committee shall vest on the date that the Committee has certified that the performance condition has been achieved (the “Milestone II Certification Date”) and 50% of the Milestone II PSUs certified as earned by the Compensation Committee shall vest on the 1-year anniversary of the Milestone II Certification Date.

•
If the Compensation Committee certifies that the performance condition has been achieved on or before the last calendar day of the third quarter of 2025 and FDA imposes a REMS program that the Compensation Committee is of the opinion (acting in its sole unfettered discretion) is not consistent with a best-in-class profile for aficamten, 50% of the Milestone II PSUs shall be deemed forfeited and cancelled and 50% of the Milestone II PSUs shall be earned and they shall vest as follows: 25% of the Milestone II PSUs shall vest on the Milestone II Certification Date and 25% of the Milestone II PSUs shall vest on the 1-year anniversary of the Milestone II Certification Date.

•
If the Compensation Committee certifies that Milestone II has been achieved on or before the last calendar day of the fourth quarter of 2025 but not before the first calendar day of the fourth quarter of 2025, 75% of the Milestone II PSUs shall be deemed forfeited and cancelled and 25% of the Milestone II PSUs shall be earned and they shall vest as follows: 12.5% of the Milestone II PSUs shall vest on the Milestone II Certification Date and 12.5% of the Milestone II PSUs shall vest on the 1-year anniversary of the Milestone II Certification Date.

•	If the Compensation Committee does not certify the satisfaction of the performance condition in accordance with the above, 100% of the Milestone II PSUs shall be deemed forfeited and cancelled.
In March 2024, the Compensation Committee granted a blend of stock options, RSUs, Milestone I PSUs and Milestone II PSUs to our named executive officers other than to Mr. Pletcher, who by reason of the timing of his new hire date, received a grant solely comprised of stock options, RSUs and Milestone II PSUs as a new hire grant as an inducement to his employment. We believe this blended approach enables us to deliver competitive equity awards, enhances the retention of key talent, and motivates shareholder value creation.
In determining the size and mix of equity awards to named executive officers in a given year, the Compensation Committee considers:
•
for each named executive officer, the value of equity awards granted to executives in similar positions at our Peer Companies, targeting long-term equity compensation at a level such that, when combined with target total cash compensation, the officer’s target total compensation opportunity is at or around the median for comparable positions;

•	the equity budget for a given year for all our employees, and the percentage of that budget allocated to be used for awards to our named executive officers;
•	the retention and motivation value of equity awards that have been previously granted to each named executive officer; and
•	internal pay equity among our named executive officers, to reflect the importance of each named executive officer’s responsibilities to our success as compared to our other named executive officers.
As a result of the significant increase in our stock price following our announcement of the results of the SEQUOIA-HCM clinical trial of aficamten in late December 2023, in January 2024, the Compensation Committee changed its practice of granting a fixed number of stock options or RSUs to our named executive officers to the granting of equity awards based on target monetary value approach. In 2024, the Compensation Committee determined the quantum of equity awards to our named executive officers by first, after consultation with our independent compensation consultant, establishing a monetary value of the target equity awards,
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Executive Compensation
including high and low range values based on individual performance, and subsequently determined individual grants within that range. On the grant date, the Company converted the monetary value of the equity award into units of RSUs, PSUs or stock options based on the closing stock price of the Company's stock on the Nasdaq exchange on the date of the grant. For stock options, the Company determines the number of stock options using a Black Scholes valuation methodology. For 2024, the Compensation Committee decided to grant an annual grant to our named executive officers after establishing the aggregate individual equity award value based on a ratio of 40% RSUs, 30% PSUs and 30% stock options.
Broad-based employee benefits with limited perquisites. Our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These benefits are available on the same terms and conditions as to our other employees. Our named executive officers do not receive any perquisites other than those provided to all employees.
Severance Benefits and Employment Agreements. We have (or had, as applicable) executive employment agreements with each of our named executive officers that provide (or provided, as applicable) for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by us without cause, or by the executive for good reason following a loss of position in connection with a change of control of the Company. The terms of these agreements are described in the section below entitled “Potential Payments Upon Termination or Change of Control.”
The Compensation Committee believes these agreements are an essential element of our executive compensation program and assists the Compensation Committee in recruiting and retaining talented executives. The Compensation Committee also believes these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than contemplating how business decisions that may be in our best interests and the interest of our stockholders will impact his own financial security. That is, these change of control arrangements help ensure stability among our executive ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive level at the Peer Companies.
In addition, in 2024, in connection with his resignation as our Senior Vice President, Chief Financial Officer, we entered into a consulting agreement with Mr. Jaw pursuant to which he provided transition services to support the smooth transition of his role. The consulting agreement commenced on February 24, 2024 and terminated in accordance with its terms on June 30, 2024 (the “Consulting Period”) and provided for consulting services to be provided by Mr. Jaw to the Company at an hourly rate of $380.00 per hour of services and continued vesting during the Consulting Period of Mr. Jaw's outstanding stock options and RSUs that he received whilst an employee of the Company. The continued vesting during the Consulting Period of Mr. Jaw’s outstanding stock options and RSUs was accounted for as a modification of such awards. The incremental compensation expense in connection with such modification is set forth in the “Stock Awards” and “Option Awards” columns of the Executive Summary Compensation Table for 2024.
Corporate and Individual Achievement Assessment Impacting Compensation Components
Corporate Achievement. Before the start of each calendar year, management prepares a set of corporate goals covering our expected operating and financial performance for the fiscal year. Our corporate goals are focused on corporate metrics and objectives that are intended to provide both near- and long-term stockholder value. The Compensation Committee then reviews and approves these corporate goals.
Our corporate goals for 2024, as established by the Compensation Committee, weightings relative each other were as follows:
•	Goals attributable to the on-going development and commercial launch preparation of aficamten accounted for 45% of the total corporate goal. Goals included:
•	presenting and publishing the main results of SEQUOIA-HCM;
•	completing enrollment of MAPLE-HCM;
•	achieving site activation and patient enrollment of ACACIA-HCM;
•	completion of CMC development activities to enable timely regulatory submissions;
•	submission of marketing applications in the United States, European Union, and China;
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•	finalize commercial launch development campaign, field deployment plan, and patient support model in preparation of a potential commercial launch in the United States; and
•	finalize global value dossier, launch sequencing and distribution model in the European Union.
•	Goals attributable to the on-going development of our pipeline of drug candidates accounted for 15% of the total corporate goal. Goals included:
•	complete enrollment of Phase 1 study of CK-586 with data supportive of advancing the drug candidate in a Phase 2 trial and commence AMBER HFpEF;
•	complete all drug product development activities for CK-586 to enable timely commencement of AMBER-HFpEF; and
•	obtain endorsement of our Board for external research opportunity to enable execution of a collaboration/in-licensing deal.
•	Goals attributable to our business development & finance department achievements accounted for 25% of the total corporate goal. Goals included:
•	Generate at least $650 million in committed capital through business development and/or capital market and/or other financings; and
•	End the year 2023 with greater than 24 months of forward cash and manage the Company's operations within its approved budget.
•	Goals attributable to our research activities accounted for 10% of the total corporate goal. Goals included:
•	Completion of a Go/No-Go assessment of one of the Company's specific early-stage research programs;
•	execution of an in-license or partner for one new drug discovery program; and
•
achievement of two of the following three objectives: (i) finalize research reports and submit an investigatory drug application for CK-089, (ii) identify a development candidate for the Company's specific early-stage research programs with proof-of-concept efficacy data in a rodent disease model; and (iii) advance one new program to hit-to-lead stage.

•	various goals attributable to our ESG activities and programs accounted for 5% of the total corporate goal.
At the end of each year, the Compensation Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Compensation Committee does not use a rigid formula in determining the Company’s level of achievement, but instead considers:
•	the degree of success achieved for each corporate goal, comparing actual results against the pre-determined deliverables associated with each objective;
•	the difficulty of the goal;
•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;
•	other factors that may have made the stated goals more or less important to our success; and
•	other accomplishments by us during the year or other factors that, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.
The Compensation Committee does not assign weights in these assessments but uses its discretion and judgment to determine a percentage that it believes fairly represents the achievement level for the year and considers organizational impact. In February 2025, the Compensation Committee, after exercising its discretion and based on progress in the advancement of our skeletal and cardiac muscle programs, the achievement of research program milestones, the achievement of other financing objections and certain research goals, determined that we had an overall corporate achievement level of 110% for 2025.
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Executive Compensation
Individual Goals. Individual goals for each named executive officer are derived from the corporate goals that relate to his or her functional area, except for our CEO, who has no individual goals apart from the corporate goals. Our CEO established the individual goals for 2024 with each other named executive officer described below based on the relevant corporate goals and key functional area priorities for the year.
•	Mr. Callos's individual goals for 2024 included:
•	Goals attributable to European Commercial Launch Readiness for Aficamten:
•	Board of Directors endorsed go-to-market plan for the EU;
•	Initiate implementation of supply chain strategy through set up EU distribution schemes and select 3PL partner;
•	Prepare and submit wholesaler distributor authorization for EU; and
•	Open EU headquarters, hire budgeted leadership positions, and establish German management team.
•	Goals attributable to Aficamten Global Launch Readiness:
•	Global Value Dossier Completed;
•	Define global launch strategy for rollout of MAPLE inclusive of positioning and messaging;
•	Global and regional pricing governance in place; Global PRMA and launch sequence strategy in place; and
•	Continue to develop HERO data generation to support value proposition for aficamten.
•	Goals attributable to Aficamten U.S. Launch Readiness:
•	Initiate Launch Readiness activities;
•	Establish Market Development campaign;
•	Commercialization strategy established; initiate build-out of distribution network; and
•	Field deployment model finalized and approved.
•	Goals attributable to Commercial Portfolio Prioritization:
•	In partnership with R&D, operationalize the portfolio prioritization process to support molecule development programs and lifecycle plans;
•	CK-586: leadership endorsed lead indication selection, competitive positioning and market opportunity at Phase 2 decision gate inclusive of the Phase 3 development plan;
•	Omecamtiv Mecarbil: Drive Board decision on second study supported by data analytics; and
•	Aficamten: Create business cases for potential additional life cycle management opportunities.
•	Goals attributable to Commitment to Culture of Compliance:
•	100% commercial employees complete Master Control and all compliance training within allotted time frame;
•	Commercial spend within 5% of board approved 2024 external spend budget;
•	Deploy financial training to commercial organization with active monitoring plan;
•	Automate and deploy field monitoring and ensure ongoing compliance course correction with quarterly scorecard to include ride-alongs and audits; and
•	Zero percent compliance incidents.
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Executive Compensation
•	Personal development and leadership goals.
•	Dr. Malik’s individual goals for 2024 included:
•	Goals attributable to the development of Aficamten:
•	Present and publish the main results from SEQUOIA-HCM;
•	Complete enrollment in MAPLE-HCM;
•	Specific site activation and patient enrollment targets in connection with ACACIA-HCM;
•	Complete pre-submission meetings with FDA and EMA; and
•	Submit marketing applications for aficamten in the US, EU and China.
•	Goals attributable to the development of CK-586:
•	Complete CY 9011 with data supportive of advancing CK-586 to Phase 2; and
•	Begin Phase 2 trial for CK-586.
•	Goals attributable to the continuing development of our early-stage drug candidates:
•	CK-136: Reach Go / No Go Decision; and
•	CK-089: Resolve partial hold and initiate Ph 1 trial.
•	G&A Objectives:
•
Partner with the CEO to achieve the following objectives: (i) Communicate Company progress against objectives to current investors, potential investors and analysts; and (ii) Achieve funding goal to generate at last $650M in committed capital via an equity raise, corporate partnership, and/or structured financing.

•	Goals attributable to the continuing development of Omecamtiv Mecarbil:
•	Prepare and participate in Oral Explanation hearing to reach final CHMP decision on MAA for omecamtiv mecarbil;
•	Finalize protocol for confirmatory trial (CY 1033) and present to Board for funding decision; and
•	If funded, initiate CY 1033.
•	Goals attributable to our scientific research:
•	Progress a specific research program to Development Candidate selection; and
•	Achieve measurable and specific objectives with respect to our ongoing research programs.
•	Personal development and leadership goals.
•	Mr. Lee's individual goals for 2024 included:
•	Goals attributable to capital structure and allocation:
•	Develop recommendation to de-risk 2027 convertible notes;
•	Evolve budget process to support complexity and growth of business, stress test and balance internal demands with external growth expectations;
•	Make recommendation and implement evolved financial guidance; and
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Executive Compensation
•	Support IR efforts by developing process and deliverables to clearly communicate to investors about our financials.
•	Goals attributable to SEC Compliance.
•	Goals attributable to Facilities Management:
•	Execute agreement with our landlord to extend deadline to complete build-out of floor 6 and floor 7 of our headquarters; and
•	Finalize budget for floor 6 and 7 expansion.
•	Goals attributable to Information Technology Management:
•	Rationalize IT help desk support in anticipation of salesforce; and
•	Evaluate IT resources and deployment
•	Goals attributable to Organization and People:
•	Design finance organization to support commercial company with emphasis on business partnering; and
•	Identify and hire key talents for areas such as International and Tax.
•	Goals attributable to Commercial Readiness Activities:
•	Global supply chain – tax optimization strategy;
•	Implement Intercompany agreements; and
•	Map out key income statement and balance sheet implications of first commercial sales.
•	Goals attributable to Business and Corporate Development Initiatives.
•	Personal development and leadership goals.
Mr. Pletcher was not assigned performance goals for 2024, as he only commenced employment in August of 2024.
Target NEIP levels for 2024 performance for each of the named executive officers expressed as a percentage of base salary, and the relative weightings of individual goals and corporate goals, were as follows:

Named Executive Officer	Target Bonus % of Salary	Corporate Goal Weighting	Individual Goal Weighting
Robert I. Blum	75%	100%	0%
Andrew M. Callos	45%	75%	25%
Sung H. Lee	45%	75%	25%
Fady I. Malik, M.D., Ph.D.	45%	75%	25%
Brett Pletcher(1)	45%	75%	25%
Ching W. Jaw(2)	N/A	N/A	N/A

(1)	Mr. Pletcher and Mr. Lee each were entitled to, and did in fact, receive in March 2025 pro rated NEIP awards based on the proportion of the full calendar year in which they were employed.
(2)	Mr. Jaw resigned his employment effective February 23, 2024 and did not receive an NEIP award in either 2024 or 2025.
The 2024 target NEIP levels were generally positioned at the median level for similar executive positions as compared to data from our Peer Companies for 2024.
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Executive Compensation
Compensation Decisions for 2024
In February 2024, the Compensation Committee, after exercising its discretion and based on progress in the advancement of our skeletal and cardiac muscle programs, the achievement of research program milestones, the execution of a new collaboration agreement, achievement of other financing objections and certain research goals, voted to approve salary increases and equity awards for our named executive officers with base salary changes effective March 1, 2024. Mr. Lee and Mr. Pletcher commenced employment with us after the annual compensation decisions in February 2024, and accordingly, the amounts listed below are reflective of their initial compensation as established by the Compensation Committee upon their commencing employment.
Named Executive Officer	2024 Base Salary	Value of Option Grants	Value of RSU Grants	Target Value of PSU Grants(4)	2024 Non-Equity Incentive Plan Compensation Target as % of Salary
Robert I. Blum	$825,550	$2,940,000	$3,920,000	$5,880,000	75%
Andrew M. Callos	$562,913	$810,000	$1,080,000	$1,620,000	45%
Sung H. Lee(1)	$550,000	$1,682,500	$1,682,500	$1,670,000	45%
Fady I. Malik, M.D., Ph.D.	$609,464	$1,020,000	$1,360,000	$2,040,000	45%
Brett Pletcher(2)	$560,000	$1,891,620	$1,891,620	$833,520	45%
Ching W. Jaw(3)	$—	$—	$—	$—	—

(1)	Mr. Lee's commenced employment in May 2024 and the values disclosed are based on his offer letter.
(2)	Mr. Pletcher commenced employment in August 2024 and the values disclosed are based on his offer letter.
(3)	Mr. Jaw resigned effective February 23, 2024.
(4)
The dollar values in the table above for PSUs assume 100% achievement of the performance conditions for Milestone I and 100% achievement of the performance conditions for Milestone II. They are subject to performance conditions, which if not met, will result in forfeiture of the PSUs granted. For further information regarding the specific performance and forfeiture conditions.

In February 2025, the Compensation Committee determined that we had achieved an overall corporate achievement level of our corporate goals under the NEIP of 110% for 2024. The Compensation Committee also determined the level of individual achievement for each named executive officer other than Mr. Blum, which includes, but is not limited to, an assessment of the individual’s performance relative to these goals.
Mr. Blum’s incentive amount is based solely on the corporate achievement level. In February 2025, the Compensation Committee determined that the other named executive officers had individual achievement levels for their respective performances in 2024 as follows: Mr. Callos – 95%, Dr. Malik — 90%, Mr. Lee — 110% and Mr. Pletcher — 95%. Since Mr. Pletcher was not assigned performance goals in 2024 given the commencement of his employment in August, his performance was assessed based on his on-boarding and initial team leadership activities in the fourth quarter of 2024.
The Compensation Committee determined that, based on the criteria achieved above, the NEIP award amounts payable in 2025 to our named executive officers for their 2024 performance would be as follows:

Named Executive Officer	Non-Equity Incentive Plan Compensation for 2024 Performance
Robert I. Blum	$681,079
Andrew M. Callos	$269,143
Sung H. Lee(1)	$177,522
Fady I. Malik, M.D., Ph.D.	$287,972
Brett Pletcher(2)	$99,031
Ching W. Jaw(3)	$—

(1)	Mr. Lee commenced employment with us in May 2024, and accordingly, his percentage of 2024 non-equity incentive plan compensation was prorated in proportion to the duration of his employment in 2024.
(2)
Mr. Pletcher commenced employment with us in May 2024, and accordingly, his percentage of 2024 non-equity incentive plan compensation was prorated in proportion to the duration of his employment in 2024.

(3)	Mr. Jaw resigned his employment effective February 23, 2024 and did not receive an NEIP award.
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Executive Compensation
Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), publicly held companies may generally not deduct compensation paid to certain executive officers to the extent such compensation exceeds $1 million per officer in any year. In determining the form and amount of compensation for our named executive officers, the Compensation Committee may consider all elements of the cost of such compensation, including the potential impact of deduction limitations. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also look at other factors in making its decisions and retains the flexibility to award compensation to the Company’s named executive officers that it determines to be consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Accounting Considerations
In determining the size and type of equity awards, the Compensation Committee considers the potential impact of the accounting guidance for stock-based compensation. We do not set a specific budget for equity compensation based on the accounting cost.
Compensation Recovery Policy
In order to ensure that our executive officers, including our named executive officers, take full account of risks to us and our stockholders in their decision-making, and to reduce such risks wherever practicable, in October 2023 our Compensation Committee adopted a policy (the “Incentive Compensation Recoupment Policy”) designed to comply with Section 10D of the Securities Exchange Act of 1934, Rule 10D-1 promulgated thereunder and Nasdaq Listing Rule 5608. This policy provides that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company must reasonably promptly recoup the full amount of recoverable incentive compensation paid to current and former executive officers unless such recovery is deemed impracticable for reasons stipulated in the policy. The Incentive Compensation Recoupment Policy applies to compensation received on or after October 2, 2023. A copy of the Incentive Compensation Recoupment Policy is available as Exhibit 97.1 to our Annual Report on Form 10-K for the year ending December 31, 2024.
Stock Ownership and Retention Guidelines
Our stock ownership guidelines require our executives and directors to hold a meaningful amount of our Common Stock to promote a long-term perspective in managing the Company, further aligning the interests of our executives and stockholders and mitigating potential compensation-related risk. Our guidelines require that our CEO maintain at all times Common Stock and/or RSUs in the amount of 3 times his annual base salary, our other named executive officers maintain at all times Common Stock and/or RSUs in the amount of 1.0-1.5 times their respective annual salaries (depending on seniority), and our non-executive directors maintain at all times Common Stock and/or RSUs in the amount of 3 times their respective annual cash retainer (committee retainers excluded). Our guidelines generally require that each officer or non-executive director who has not met their ownership requirements retain 100% of the shares of our Common Stock acquired through the vesting of RSUs and the exercise of stock options awarded (net of shares retained by us to satisfy tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level (with exceptions for pre-committed trading instructions under plans adopted in accordance with Rule 10b5-1(c) under the Exchange Act).
Timing of Grants of Certain Equity Awards
In February 2024, our Board, upon the recommendation of the Compensation Committee, adopted a policy regarding the timing of our equity awards to our named executive officers. Among other matters, this policy provides that annual awards of stock options or SARs to our named executive officers are to be granted on March 15 of every calendar year, unless March 15 falls on a day that is not a business day, in which case the grant date is the preceding business day. The policy further provides that if a named executive officer receives a new hire grant comprised of stock options or SARs, such grant would be made on the 15th calendar day of the month in which he or she first commenced employment or, if the officer commenced employment after 15th calendar day of a particular month (or after the 14th calendar day of a particular month if the 15th day does not fall on a business day), such grant would be made on the 15th calendar day of the month subsequent to the month in which he or she first commenced employment, unless the 15th calendar day falls on a day that is not a business day, in which case the grant date is the preceding business day. Pursuant to this policy, the grants will be made regardless of whether the Company is in possession of material non-public information at the time of the grant. We do not have a practice of purposely accelerating or delaying the public release of
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Executive Compensation
material information in consideration of pending equity awards comprised of stock options or SARs, but in the event the Company is required by law or regulation to release material information shortly before or after a pending equity award comprised of stock options or SARs, the Company will make such disclosures in the ordinary course without consideration of the pending equity awards of stock options or SARs. To date, we have not timed the release of material nonpublic information for the purpose of affecting the value of executive compensation.
Hedging & Pledging Policy
We have a policy that prohibits our officers, directors and our employees from engaging in short sales, transactions in put or call options (other than stock options granted by the Company pursuant to our equity incentive plans), hedging transactions or other inherently speculative transactions with respect to our Common Stock. We also have a policy that prohibits our officers, directors and employees from granting any security interests or otherwise encumbering their shares or other securities issued by Cytokinetics.
Compensation and Talent Committee Report
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Our committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Members of the Compensation and Talent Committee
Nancy J. Wysenski, Chair
Edward M. Kaye
Wendell Wierenga
Compensation Committee Interlocks and Insider Participation
During 2024, our Compensation Committee consisted (at various times) of Ms. Wysenski, Dr. Kaye, Dr. Wierenga, Santo J. Costa (prior to his retirement in November 2024), and Sandford D. Smith (prior to the expiration of his term in May 2024), and no current or former member of the Compensation Committee or named executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. The current and former members of the Compensation Committee were not officers or employees of the Company while a member of the Compensation Committee at any time during the calendar year 2024.
Risk Analysis of the Compensation Programs
The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs is intended to encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Compensation Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.
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EXECUTIVE COMPENSATION
Executive Summary Compensation Table for 2024
The following table summarizes the total compensation earned by or paid to each named executive officer for the fiscal years ended December 31, 2024, 2023 and 2022:

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Robert I. Blum, Principal Executive Officer	2024	$825,550	$9,800,033	$3,059,995	$681,079	$1,688	$14,368,343
	2023	$790,000	$3,228,225	$4,196,775	$533,250	$2,807	$8,751,057
	2022	$742,410	$3,198,550	$4,210,200	$395,705	$960	$8,547,825
Andrew M. Callos, Executive Vice President, Chief Commercial Officer	2024	$562,913	$2,700,004	$843,058	$269,143	$13,909	$4,389,027
	2023	$523,640	$1,173,900	$1,271,750	$220,911	$8,287	$3,198,488
	2022	$494,000	$752,600	$1,052,550	$189,511	$61,887	$2,550,548
Sung H. Lee, Principal Financial Officer	2024	$550,000	$3,352,526	$1,752,473	$177,522	$86,410	$5,918,931
Fady I. Malik, Executive Vice President, Research and Development	2024	$609,464	$3,399,979	$1,061,641	$287,972	$12,333	$5,371,389
	2023	$586,023	$1,565,200	$2,034,800	$240,636	$13,006	$4,439,665
	2022	$558,117	$1,128,900	$1,637,300	$207,829	$11,048	$3,543,194
Brett Pletcher, Former Executive Vice President and Chief Legal Officer(5)	2024	$560,000	$2,694,347	$1,967,115	$99,031	$100,000	$5,420,492
Ching W. Jaw, Former Principal Financial Officer(6)	2024	$78,895	$1,083,000	$495,000	$—	$20,275	$1,677,170
	2023	$525,971	$1,173,900	$1,271,750	$—	$11,388	$2,983,009
	2022	$496,199	$752,600	$1,169,500	$193,145	$9,150	$2,620,594

(1)	Includes amounts earned but deferred pursuant to our 401(k) plan at the election of the named executive officers.
(2)
For the named executive officers other than Mr. Jaw, the amounts reflect the aggregate grant date fair value of performance stock units (“PSUs”), RSUs and stock options granted, as applicable, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). No PSUs were granted to the named executive officers in 2022 or 2023. Assumptions used for the valuation of these grants are set forth in Note 8 of our audited consolidated financial statements and included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. For the PSUs granted in 2024, a 100% probability of achievement of the relevant performance conditions was used to calculate the grant date fair value in accordance with Topic 718, excluding the effect of estimated forfeitures. Accordingly, the PSUs granted in 2024 have no maximum grant date fair values that differ from the fair values presented in the table. With respect to Mr. Jaw, the amount included for 2024 reflects the incremental fair value in connection with the modification of his outstanding RSUs and stock options discussed under “Compensation Discussion and Analysis—Compensation Components—Severance Benefits and Employment Agreements.”

(3)
Reflects amount earned as non-equity incentive plan compensation for the performance year to which the NEIP awards relate, rather than the year in which the award is paid, which is usually March of the subsequent year.

(4)
For 2024, includes our matching contribution for the named executive officer participation in our 401(k) plan, gym, and technology reimbursement. For Mr. Lee, in connection with joining us in May 2024, includes a sign-on bonus of $80,000 in 2024. For Mr. Pletcher, in connection with joining us in August 2024, includes a sign-on bonus of $100,000 in 2024. For Mr. Jaw, he received a discretionary taxable gift upon his resignation in the amount of $10,000, which amounted to $20,275 after a tax gross-up.

(5)
Mr. Pletcher resigned his employment effective March 11, 2025. As a result of his resignation prior to the vesting of any of his stock awards or option awards, the entirety of his stock awards and option awards were forfeited.

(6)
Mr. Jaw resigned his employment effective February 23, 2024. Mr. Jaw entered into a consulting agreement with the Company that allowed him to continue to vest in his equity through June 30, 2024 which resulted in a modification accounted for under Topic 718 with additional expense recorded by the Company as disclosed above.

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EXECUTIVE COMPENSATION
Grants of Plan-Based Awards in 2024
The following table sets forth information regarding plan-based awards each named executive officer during 2024.

			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Compensation and Talent Committee Decision Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert I. Blum			—	$619,163	$742,995
	3/14/2024	3/14/2024				11,530	46,118	—				$2,940,023
	3/14/2024	3/14/2024				46,118	46,118	—				$2,940,023
	3/14/2024	3/14/2024							61,490			$3,919,988
	2/28/2024	3/14/2024								71,032	$63.75	$3,059,995
Andrew M. Callos			—	$253,311	$303,973
	3/14/2024	3/14/2024				3,177	12,706	—				$810,008
	3/14/2024	3/14/2024				12,706	12,706	—				$810,008
	3/14/2024	3/14/2024							16,941			$1,079,989
	2/28/2024	3/14/2024								19,570	$63.75	$843,058
Sung H. Lee			—	$247,500	$297,000
	5/31/2024	5/31/2024				4,303	17,213	—				$835,003
	5/31/2024	5/31/2024				17,213	17,213	—				$835,003
	5/31/2024	5/31/2024							34,684			$1,682,521
	5/31/2024	5/31/2024								53,417	$48.51	$1,752,473
Fady I. Malik, M.D., Ph.D.			—	$274,259	$329,111
	3/14/2024	3/14/2024				4,000	16,000	—				$1,020,000
	3/14/2024	3/14/2024				16,000	16,000	—				$1,020,000
	3/14/2024	3/14/2024							21,333			$1,359,979
	2/28/2024	3/14/2024								24,644	$63.75	$1,061,641
Brett Pletcher			—	$252,000	$302,400
	8/30/2024	8/30/2024				14,603	14,603	—				$833,539
	8/30/2024	8/30/2024							32,600			$1,860,808
	8/30/2024	8/30/2024								51,039	$57.08	$1,967,115
Ching W. Jaw(6)		2/24/2024							25,000			$1,082,800
		2/24/2024								13,335		$414,000
		2/24/2024								184,477		$81,000

(1)
Reflects each named executive officer’s participation in our NEIP, calculated based on each officer’s respective base salary and position. Amounts actually earned under this plan are reflected in the Executive Summary Compensation Table above. There is no minimum threshold amount.

(2)
Reflects Milestone I PSU awards and Milestone II PSU awards, as applicable, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Components—Performance Stock Units.” The amounts set forth in the “Threshold” column reflect 75% of the target number of PSUs as a result of the forfeiture of 25% prior to December 31, 2024. There is no maximum number of PSUs that may be earned that exceeds the target number of PSUs.

(3)	Reflects number of RSUs.
(4)	Options granted under the 2004 EIP that vest over a four-year period beginning on the grant date.
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EXECUTIVE COMPENSATION
(5)
Reflects the grant date fair value of RSUs, PSUs, and stock options granted, calculated in accordance with Topic 718. Assumptions used for the valuation of these grants are set forth in Note 8 of our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. PSUs we granted assuming 100% achievement of the performance conditions for Milestone 1 and 100% achievement of the performance conditions for Milestone 2.

(6)
Pursuant to Mr. Jaw’s consulting agreement, the terms of Mr. Jaw’s outstanding stock options and RSUs were modified so that they continued to vest during the Consulting Period. See “Compensation Discussion and Analysis—Compensation Components—Severance Benefits and Employment Agreements.” Amounts shown in the table for Mr. Jaw reflect the incremental fair value in connection with such modification.

Outstanding Equity Awards at December 31, 2024
The following table sets forth information regarding outstanding equity awards held by each named executive officer as of December 31, 2024.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested
Robert I. Blum	2/23/2016(1)	71,233	—	$6.67	2/23/2026
	2/28/2017(1)	205,000	—	$10.60	2/28/2027
	2/27/2018(1)	200,000	—	$7.80	2/27/2028
	2/26/2019(1)	240,000	—	$7.14	2/26/2029
	3/6/2020(1)	240,000	—	$14.40	3/6/2030
	3/2/2021(2)	154,687	10,313	$19.42	3/2/2031
	3/2/2022(3)	123,750	56,250	$37.63	3/2/2032
	3/6/2023(4)	72,187	92,813	$39.13	3/6/2033
	3/14/2024(5)	13,318	57,714	$63.75	3/14/2034
	3/2/2022(9)					17,000	$799,680
	3/6/2023(10)					49,500	$2,328,480
	3/14/2024(11)					61,490	$2,892,490
	3/14/2024(14)					11,530	$542,371
	3/14/2024(15)							46,118	$2,169,391

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		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested
Andrew M. Callos	3/31/2021(6)	140,625	9,375	$23.26	3/31/2031
	3/2/2022(3)	30,937	14,063	$37.63	3/2/2032
	3/6/2023(4)	21,875	28,125	$39.13	3/6/2033
	3/14/2024(5)	3,669	15,901	$63.75	3/14/2034
	3/2/2022(9)					4,000	$188,160
	3/6/2023(10)					18,000	$846,720
	3/14/2024(11)					16,941	$796,905
	3/14/2024(14)					3,177	$149,446
	3/14/2024(15)							12,706	$597,690
Sung Lee	5/31/2024(7)		53,417	$48.51	5/31/2034
	5/31/2024(12)					34,684	$1,631,535
	5/31/2024(14)					4,303	$202,413
	5/31/2024(15)							17,213	$809,700
Fady I. Malik, M.D., Ph.D.	2/28/2017(1)	50,000	—	$10.60	2/28/2027
	2/27/2018(1)	75,000	—	$7.80	2/27/2028
	2/26/2019(1)	80,000	—	$7.14	2/26/2029
	3/6/2020(1)	90,000	—	$14.40	3/6/2030
	3/2/2021(2)	56,250	3,750	$19.42	3/2/2031
	3/2/2022(3)	48,125	21,875	$37.63	3/2/2032
	3/6/2023(4)	35,000	45,000	$39.13	3/6/2033
	3/14/2024(5)	4,620	20,024	$63.75	3/14/2034
	3/2/2022(9)					6,000	$282,240
	3/6/2023(10)					24,000	$1,128,960
	3/14/2024(11)					21,333	$1,003,504
	3/14/2024(14)					4,000	$188,160
	3/14/2024(15)							16,000	$752,640
Brett Pletcher	8/30/2024(8)		51,039	$57.08	8/30/2034
	8/30/2024(13)					33,140	$1,558,906
	8/30/2024(15)							14,603	$686,925
Ching W. Jaw	(16)	—	—			—	—	—	—

(1)	The option is fully vested.
(2)	The unvested shares vest equally in monthly installments through 3/2/25
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EXECUTIVE COMPENSATION
(3)	The unvested shares vest equally in monthly installments through 3/2/26.
(4)	The unvested shares vest equally in monthly installments through 3/6/27.
(5)	The unvested shares vest equally in monthly installments through 3/14/28.
(6)	The option vests in equal monthly installments through 3/31/25
(7)	The unvested shares vest 25% on 5/31/2025 and then equally in monthly installments through 5/31/28.
(8)	All amounts forfeited as a a result of Mr. Pletcher's resignation in March 2025.
(9)	The unvested award vests 20% on 3/2/25.
(10)	The unvested award vests 40% on 3/6/25 and 20% on 3/6/26
(11)	The unvested award vests 40% on 3/14/25, 40% on 3/14/26, and 20% on 3/14/27
(12)	The unvested award vests 40% on 5/31/25, 40% on 5/31/26, and 20% on 5/31/27
(13)	All amounts forfeited as a a result of Mr. Pletcher's resignation in March 2025.
(14)
In December 2024, the Compensation Committee certified that 50% of the Milestone I PSUs were earned and 50% forfeited. Accordingly 25% of the aggregate PSUs granted in 2024 were deemed earned, half of which vested immediately and half of which are subject to time based vesting on the anniversary date of the Compensation Committee's certification.

(15)
The Milestone II PSUs were granted assuming 100% achievement of the performance conditions. The satisfaction of the Milestone II PSU performance conditions have not been evaluated as of December 31, 2024 and remained capable of satisfaction as of such date. The amounts shown in the table represented 100% achievement of the performance conditions. For Mr. Pletcher only, all amounts were forfeited as a result of his resignation in March 2025.

(16)	Mr. Jaw resigned his employment with the Company effective February 23, 2024 and received no equity awards for the year ended 12/31/24
The market value of the RSUs and PSUs that have not yet vested is based on the closing price of $47.04 per share of our Common Stock on December 31, 2024.
Option Exercises and Stock Vested in 2024

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Robert I. Blum	113,767	6,777,863	94,529	6,184,899
Andrew M. Callos	—	—	23,176	1,507,596
Sung H. Lee	—	—	4,303	221,648
Fady I. Malik, M.D., Ph.D.	186,000	9,201,927	39,000	2,562,040
Brett Pletcher	—	—	—	—
Ching W. Jaw	197,812	8,483,206	25,000	1,682,400

(1)
The amounts shown in this column represent the number of shares of Common Stock acquired on exercise multiplied by the excess of the closing price of a Cytokinetics share on the date of exercise over the option exercise price.

(2)	Equal to the closing trading price of our Common Stock on the day of vesting multiplied by the number of shares released on vesting.
Executive Employment and Other Agreements
We have (or had, as applicable) executive employment agreements with each named executive officer that provide (or provided, as applicable) for such officers to remain at-will employees and to receive salary, non-equity incentive plan payments and benefits as determined at the discretion of the Board of Directors and for such officers to receive certain benefits if, upon or within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause and sign a standard release of claims with us. See “Potential Payments Upon Termination or Change of Control” below.
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Pension Benefits
We do not provide our employees, including our named executive officers, with a defined benefit pension plan or any supplemental executive retirement plans or retiree health benefits.
Nonqualified Deferred Compensation
We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.
Potential Payments Upon Termination or Change of Control
We have (or had, as applicable) executive employment agreements with each named executive officer that provide (or provided, as applicable) for such officers to remain at-will employees and to receive salary, non-equity incentive plan payments and benefits as determined at the discretion of the Board of Directors and provide for such officers to receive certain benefits if, upon or within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with us.
In addition, our executives will receive accelerated vesting of equity awards upon a change of control in which the acquirer does not assume all equity awards and in the case of a qualifying resignation or termination. However, we do not have any other agreements, plans or arrangements that provide for severance or other benefits upon termination for other reasons.
“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from our location at the time of the change in control; or a material breach of the executive employment agreement by us or our successor.
“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to us or constitutes gross misconduct; material breach of the executive employment agreement by the executive officer; material breach of our policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against us.
Under their executive employment agreements, upon a qualifying resignation or termination in connection with a change of control of the Company, Mr. Callos, Dr. Malik, and Mr. Lee will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual NEIP award; acceleration in full of vesting of equity awards held by them; and continued employee benefits until the earlier of eighteen months following the date of the qualifying termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the executive employment agreements of Mr. Callos, Dr. Malik, and Mr. Lee that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax. Mr. Callos, Dr. Malik and Mr. Lee are also beneficiaries under our Executive Severance Plan, which entitles each of them to the same benefits under their respective executive employment agreements but also an additional bonus payment (in addition to the lump sum payment equal to a full target NEIP award) for a pro rata portion of their NEIP if their qualifying resignation or termination in connection with a change of control for the calendar year in which the qualifying resignation or termination occurs. As of December 31, 2024, Mr. Pletcher was eligible for the same benefits as Mr. Callos, Dr. Malik, and Mr. Lee; however, he resigned his employment in March 2025 and is no longer entitled to any benefits under his executive employment agreement or our Executive Severance Plan.
Under his executive employment agreement, upon a qualifying resignation or termination in connection with a change of control of the Company, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of twenty-four months following the date of the qualifying termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, Mr. Blum is eligible to receive a payment from us sufficient to pay the excise tax, and a
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EXECUTIVE COMPENSATION
tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been in Mr. Blum’s employment agreement since May 2007, was customary at the time, and has been grandfathered for Mr. Blum. Mr. Blum is not a beneficiary under the Company's Executive Severance Plan.
The provisions of each executive employment agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.
Severance payments and benefits provided to an executive officer under an executive employment agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.
The following table summarizes the potential benefits the named executive officers would receive upon a qualifying resignation or termination in connection with a change of control of the Company assuming their employment had been terminated on December 31, 2024:

Named Executive Officer	Salary	Bonus	Acceleration of Vesting of Equity Grants(1)	Acceleration of Vesting of Options(1)	Continuation of Employee Benefits(2)	Change in Control Reduction(3)	Total
Robert I. Blum	$1,651,100	$536,608	$8,732,412	$1,548,308	$98,855	$—	$12,567,283
Andrew M. Callos	$844,370	$253,311	$2,578,921	$577,739	$104,475	$—	$4,358,815
Sung H. Lee	$825,000	$247,500	$2,643,648	$—	$104,478	$—	$3,820,626
Fady I. Malik, M.D., Ph.D.	$914,196	$274,259	$3,355,504	$665,369	$104,475	$—	$5,313,803
Brett Pletcher	$840,000	$252,000	$2,245,831	$—	$86,446	$(292,734)	$3,131,543
Ching W. Jaw(4)	$—	$—	$—	$—	$—	$—	$—

(1)
The value of the acceleration of vesting of the equity grants is calculated using the closing market price of our Common Stock at December 31, 2024 of $47.04 and the value of the acceleration of vesting of options is calculated as the amount by which that closing market price exceeds the exercise price for unvested stock options at December 31, 2024. The value of the acceleration of vesting of awards is calculated as the amount of unvested and unearned awards multiplied by the closing market price on December 31, 2024 and assumes that any performance conditions for PSUs are satisfied in full.

(2)	Represents the cost of premiums for medical, dental, vision, life and disability insurance coverage under our group employee benefit plans based on 2024 rates.
(3)
As described under “Potential Payments Upon Termination of Change in Control”, the total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount. Under the assumptions above, Mr. Pletcher exceeded the 280G safe harbor amount as of December 31, 2024 and as a result his payment would have be reduced below the safe harbor amount. Mr. Pletcher, however, resigned his employment in March 2025. Mr. Pletcher was not entitled to receive any termination benefits in connection with his resignation.

(4)
Mr. Jaw resigned his employment effective February 23, 2024. In connection with Mr. Jaw’s resignation, we entered into a consulting agreement with him as described under “Compensation Discussion and Analysis—Compensation Components—Severance Benefits and Employment Agreements.”

Principal Executive Officer Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule (the “Rule”), the following table provides the ratio of the total compensation for 2024 for Mr. Blum, our principal executive officer to the total compensation for 2024 for our median employee follows:

PEO Compensation for 2024	$14,368,343
Median Employee Compensation for 2024	$411,825
Ratio of PEO Compensation to Median Employee Compensation for 2024	35 to 1

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The pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with the Rule and applicable guidance. The Rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the Rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the Rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.
In determining the median employee, we prepared a listing of all employees (excluding Mr. Blum) using a measurement date of December 31, 2024, annualized the salaries for those employees that were not employed for all of 2024 and identified the employee at the median of the listing of annualized salaries (the “Median Employee”). We calculated the Median Employee Compensation for 2024 for the Median Employee on the same basis as the total compensation of Mr. Blum in the Executive Summary Compensation Table.
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Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the Company's financial performance. As described in “Financial Performance Measures” below, we do not have a Company Selected Financial Measure as described in Item 402(v)(2)(vi) of Regulation S-K to link compensation actually paid (“CAP”) to our performance.
Required Tabular Disclosure of Compensation Actually Paid Versus Performance
The following table discloses information on CAP to our principal executive officer and (on average) to our other named executive officers during the specified years alongside total shareholder return (“TSR”) and net income metrics.
Pay versus Performance Table

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(4)	Value Of Initial Fixed $100 Investment Based On:		Net Loss (thousands)	Company Selected Measure(7)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2024	$14,368,343	$(1,675,867)	$4,555,402	$574,072	$443	$114	$587,118	—
2023	$8,751,057	$20,683,738	$2,914,219	$6,431,731	$787	$115	$522,664	—
2022	$8,547,825	$8,693,131	$2,325,696	$1,321,707	$432	$111	$388,955	—
2021	$6,414,999	$19,860,766	$2,749,683	$6,474,352	$430	$125	$215,314	—
2020	$5,128,696	$10,988,808	$1,796,529	$3,291,763	$196	$126	$127,290	—

(1)
The amounts reported in this column reflect the total compensation reported for Mr. Blum (our PEO) for each corresponding years in the “Total” column of the Executive Summary Compensation Table included in our Proxy Statement for each of 2024, 2023, 2022, 2021, and 2020, with years 2021 and 2020 adjusted as disclosed in footnote 3 to the Executive Summary Compensation Table included in our proxy statement for our 2023 annual meeting of stockholders. Mr. Blum was our PEO for the entirety of each of our 2024, 2023, 2022, 2021, and 2020 fiscal years.

(2)
The amounts reported in this column represent the amount of CAP to Mr. Blum, as computed in accordance with Item 402(v)(2)(iii) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Blum during the applicable year. In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to Mr. Blum’s total compensation for each year to determine the CAP:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Aggregate Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2024	$14,368,343	$(12,860,027)	$(3,184,183)	$(1,675,867)
2023	$8,751,057	$(7,425,000)	$19,357,681	$20,683,738
2022	$8,547,825	$(7,408,750)	$7,554,056	$8,693,131
2021	$6,414,999	$(5,276,600)	$18,722,367	$19,860,766
2020	$5,128,696	$(4,075,200)	$9,935,312	$10,988,808

(a)	Represents the reported value of equity awards as reported in the “Stock and Option Awards” column in the Executive Summary Compensation Table for the applicable year.
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Pay Versus Performance
(b)
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant besides the difference in grant price and ending applicable year share price. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Aggregate Equity Awards Adjustment
2024	$6,860,826	$(7,193,467)	$505,631	$(3,357,173)		$(3,184,183)
2023	$14,362,556	$7,003,351	$692,304	$(2,700,530)	$—	$19,357,681
2022	$8,391,888	$98,302	$960,150	$(1,098,634)	$(797,650)	$7,554,056
2021	$9,838,720	$7,245,088	$620,112	$1,018,446	$—	$18,722,367
2020	$5,159,264	$2,710,036	$612,092	$1,453,920	$—	$9,935,312

(3)
The amounts in this column represent the average of the amounts reported for the Company’s named executive officers as a group (excluding the Company's PEO, Mr. Blum) in the “Total” column of the Executive Summary Compensation Table included in our Proxy Statement for each of our 2024, 2023, 2022, 2021, and 2020 fiscal years, with years 2021 and 2020 adjusted as disclosed in footnote 3 to the Executive Summary Compensation Table included in our proxy statement for our 2023 annual meeting of stockholders, the Company’s named executive officers whose average compensation amounts are included in this figure are Mr. Lee, Mr. Jaw (former Chief Financial Officer), Dr. Malik, Mr. Callos and Mr. Pletcher (former Chief Legal Officer). For 2023, the Company’s named executive officers whose average compensation amounts are included in this figure are Mr. Jaw, Dr. Malik, Mr. Callos and Robert Wong (former Chief Accounting Officer). For 2022, the Company's named executive officers whose average compensation amounts are included in this figure are Mr. Jaw, Dr. Malik, Mr. Callos, David W. Cragg (former Chief Administration Officer), Mark A. Schlossberg (former General Counsel and Secretary) and Mr. Wong. For 2021, the Company's named executive officers whose average compensation amounts are included in this figure are Mr. Jaw, Dr. Malik, Mr. Callos and Mr. Schlossberg. For 2020, the Company's named executive officers whose average compensation amounts are included in this figure are Mr. Jaw, Dr. Malik, Mr. Cragg and Mr. Schlossberg.

(4)
The amounts do not reflect the actual average amount of compensation earned by or paid to the Company's named executive officers as a group during the applicable year. In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to average total compensation for the Company's named executive officers as a group (excluding the Company's PEO, Mr. Blum) for each year to determine the average CAP, using the same methodology described above in footnote 2 above to the Pay versus Performance Table:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$4,555,402	$(3,554,228)	$(427,101)	$574,072
2023	$2,914,219	$(2,257,825)	$5,775,336	$6,431,731
2022	$2,325,696	$(1,805,064)	$801,075	$1,321,707
2021	$2,749,683	$(2,084,125)	$5,808,795	$6,474,352
2020	$1,796,529	$(1,164,150)	$2,659,384	$3,291,763

(a)	Represents the reported average value of equity awards as reported in the “Stock and Option Awards” column in the Executive Summary Compensation Table for the applicable year.
(b)
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant besides the difference in grant price and ending applicable year share price. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Aggregate Equity Awards Adjustment
2024	$2,433,620	$(1,113,857)	$62,939	$(709,832)	$(1,099,971)	$(427,101)
2023	$4,386,915	$1,876,679	$201,402	$(689,660)	$—	$5,775,336
2022	$1,698,148	$(451,058)	$211,375	$(182,059)	$(475,330)	$801,075
2021	$3,875,707	$1,580,194	$140,931	$211,963	$—	$5,808,795
2020	$1,477,028	$679,612	$172,143	$330,603	$—	$2,659,384

(5)
Cumulative TSR is calculated by the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. “Measurement period” is defined as: for 2020, the one-year period from market close December 31, 2019 through December 31, 2020; for 2021, the two-year period from market close on December 31, 2019 through December 31, 2021; for 2022, the three-year period from market close December 31, 2019 through December 31, 2022; for 2023, the four-year period from market close December 31, 2019 through December 31, 2023; and for 2024, the five-year period from market close December 31, 2019 through December 31, 2024.

(6)	Represents the Nasdaq Biotechnology Index.
(7)	We do not have a Company Selected Financial Measure as described in Item 402(v)(2)(vi) of Regulation S-K to link CAP to our performance.
Cytokinetics, Inc. | 2025 Proxy Statement	63

Pay Versus Performance
Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company's executive compensation program is based on a pay-for-performance philosophy to support the long-term growth of, and the strategic direction for, the Company. The metrics that the Company uses for both our annual cash incentive under our NEIP and long-term incentive plans are selected based on the objective of creating a strong nexus between executive officer and stockholder financial interests through sustaining positive performance over a multi-year period by way of attainment of our corporate and individual goals. As none of our drug candidates are approved and revenue generating through commercial sales, we do not have a financial performance measure to link CAP to our performance.
Description of the Relationship between Pay and Performance
We are a late stage research and development biotechnology company and have yet to realize any revenues from the commercial sale of our drug candidates. Accordingly, the corporate and individual goals that drive compensation to our named executive officers are non-financial goals such as regulatory milestones, including obtaining regulatory approval for our drug candidates and filing investigational new drug applications, research and development goals such as conducting and completing clinical trials, business development and financing goals, and designing and implementing our ESG programs.
The Pay versus Performance Table above demonstrates:
•
From 2020 to 2021, CAP to our PEO increased by 81%, from approximately $11.0 million to approximately $19.9 million, and average CAP to our other named executive officers (excluding our PEO) similarly increased by 97%, from approximately $3.3 million to approximately $6.5 million. TSR increased from $196 to $430 (representing an increase of 119%), and net losses increased by 69%, from approximately $127.3 million to approximately $215.3 million.

•
From 2021 to 2022, CAP to our PEO decreased by 56%, from approximately $19.9 million to approximately $8.7 million, and average CAP to our other named executive officers (excluding our PEO) similarly decreased by 80%, from approximately $6.5 million to approximately $1.3 million. TSR increased from $430 to $432 (representing an increase of <1%), and net losses increased by approximately 81%, from approximately $215.3 million to approximately $389.0 million.

•
From 2022 to 2023, CAP to our PEO increased by 138%, from approximately $8.7 million to approximately $20.7 million, and average CAP to our other named executive officers (excluding our PEO) similarly increased by 387%, from approximately $1.3 million to approximately $6.4 million. TSR increased from $432 to $787 (representing an increase of 82%) and net losses increased by approximately 34%, from approximately $389.0 million to approximately $522.7 million.

•
In 2024, CAP to our PEO was approximately $(1.7) million, which represents a 108% decrease as compared to his CAP of approximately $20.7 million in 2023. The average CAP to our other named executive officers (excluding our PEO) decreased from approximately $6.4 million to approximately $0.6 million, reflecting a 91% decrease year-over-year. TSR decreased from $787 in 2023 to $443 in 2024 (representing a decrease of 44%) and net losses increased 12%, from approximately $522.7 million in 2023 to approximately $587.1 million in 2024.

•
The Company has seen cumulative growth in TSR from 2020 through 2024 with a cumulative growth rate of 126%, while the peer group (the Nasdaq Biotechnology Index) experienced a 9% decrease over the 5-year period.

For additional context along with a review of our performance metrics, our process for setting executive compensation, and how our executive compensation design reinforces our compensation philosophy, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
64	Cytokinetics, Inc. | 2025 Proxy Statement

Equity Compensation Plans at
December 31, 2024

The following table provides certain information with respect to all our equity compensation plans at December 31, 2024.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	9,120,304	$27.01(1)	4,685,891(2)
Equity compensation plans not approved by stockholders(3)	3,219,282	$40.82	640,615
	12,339,586	$30.61	5,326,506

(1)
All option awards, RSUs and PSUs are reflected in this column. The weighted-average exercise price reflects all of these awards collectively. Outstanding RSUs have no exercise price. The weighted-average exercise price for the options, which are primarily the equity awards that have an exercise price, is $31.84.

(2)
The equity compensation plans approved by stockholders are described in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. Includes 5,063,387 securities available under the 2004 EIP and 263,119 securities available for issuance under the 2015 ESPP as of December 31, 2024.

(3)
In May 2020, our Board of Directors approved amendments to the 2004 EIP to permit the granting of up to 750,000 shares of Common Stock as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4). This initial pool of shares of Common Stock available for issuance as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4) was increased by our Board of Directors in August 2021 by an additional 1,100,000 shares of Common Stock, in May 2022 by an additional 1,600,000 shares of Common Stock and most recently in February 2023 by an additional 1,000,000 shares of Common Stock. The amounts in this line reflect the shares subject to these amendments to the 2004 EIP. The weighted-average exercise price reflects all of the awards outstanding pursuant to this provision of the 2004 EIP collectively. Outstanding RSUs have no exercise price. The weighted-average exercise price for the options granted pursuant to this provision, which are the only equity awards that have an exercise price, is $40.82.

Cytokinetics, Inc. | 2025 Proxy Statement	65

Director Compensation

Our non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate independent directors for their service on the Board of Directors and its committees, and an equity component, designed to align the interests of independent directors and stockholders in amounts that correlate to their responsibilities and levels of participation, including service on committees. Non-employee directors are also able to elect to receive their annual base retainers in equity, as further described below. We do not compensate members of the Board of Directors or committees on a per-meeting basis.
Each year, Aon conducts a competitive review of our non-employee director compensation to ensure that our compensation practices and levels are appropriate and competitive. This analysis used the same group of Peer Companies that is used to evaluate executive compensation described above under “Compensation Discussion and Analysis.” Following this process and on the recommendation of Aon, the Compensation Committee revised the compensation mix and levels to reflect market median levels.
Annual Retainers
Our non-employee directors received annual base retainers in the amounts set forth below.

Base Retainer	Board of Directors Chair	$85,000
	Other directors	$50,000
Committee Chair Retainer	Audit Committee(1)	$25,000
	Compliance Committee	$15,000
	Compensation and Talent Committee(2)	$20,000
	Nominating and Governance Committee	$10,000
	Science and Technology Committee	$25,000
	Transactions Committee(3)	$20,000
Committee Member Retainer	Audit Committee(4)	$12,500
	Compliance Committee	$7,500
	Compensation and Talent Committee(5)	$10,000
	Nominating and Governance Committee	$5,000
	Science and Technology Committee	$7,500
	Transactions Committee(3)	$10,000

(1)
From January 1, 2024 until June 30, 2024, the Audit Committee Chair Retainer was $20,000. On the recommendation of the Compensation Committee, after consultations with our independent compensation consultant, the Board approved an increase in the retainer payment to $25,000 annually effective July 1, 2024.

(2)
From January 1, 2024 until June 30, 2024, the Compensation and Talent Committee Chair Retainer was $15,000. On the recommendation of the Compensation Committee, after consultations with our independent compensation consultant, the Board approved an increase in the retainer payment to $20,000 annually effective July 1, 2024.

(3)
The Transactions Committee was established as a paid standing committee of the Board on November 13, 2024. The Transactions Committee Chair Retainer and Member Retainer were approved by the Board upon the recommendation of the Compensation Committee after its consultations with our independent compensation consultant. Amounts paid in 2024 were prorated for only such proportion of the calendar year in which the Transactions Committee was a paid standing committee of the Board.

(4)
From January 1, 2024 until June 30, 2024, the Audit Committee Member Retainer was $10,000. On the recommendation of the Compensation Committee, after consultations with our independent compensation consultant, the Board approved an increase in the retainer payment to $12,500 annually effective July 1, 2024.

(5)
From January 1, 2024 until June 30, 2024, the Compensation and Talent Committee Member Retainer was $7,500. On the recommendation of the Compensation Committee, after consultations with our independent compensation consultant, the Board approved an increase in the retainer payment to $10,000 annually effective July 1, 2024.

66	Cytokinetics, Inc. | 2025 Proxy Statement

Director Compensation
We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.
Election to Receive Retainers in Cash or Equity
Each non-employee director may make an annual election to receive his or her annual base retainer (but not committee retainers) either wholly in cash or to receive either 50% or 100% of that retainer in fully vested shares of Common Stock under the 2004 EIP of equal value (“Equity in Lieu of Cash Retainer Option”). Non-employee directors electing to receive 50% or 100% of their annual base retainer in fully vested Common Stock will receive such shares on the first business day of each calendar quarter for which the election is in effect.
Initial and Annual Equity Grants to Non-Employee Directors
Non-employee directors receive grants of stock options under the 2004 EIP. Under our Non-Employee Director Equity Compensation Policy, our non-employee directors receive an initial equity grant comprised of stock options to purchase shares of our Common Stock with a grant date fair value of $700,000 on joining the Board of Directors. This initial grant vests in equal monthly installments over three years. Continuing non-employee directors receive an annual recurring equity grant comprised of RSUs and stock options to purchase shares of our Common Stock with an aggregate grant date fair value of $440,000 on the date of our annual meeting of stockholders, the stock options of which will vest monthly over a period commencing on the grant date and ending on the earlier to occur of (x) the one-year anniversary of the date of the grant and (y) the date of Company’s annual meeting of stockholders for the calendar year immediately subsequent to the grant date, and the RSUs of which will vest in one installment on the earlier to occur of (x) the one-year anniversary of the grant date and (y) the date of the Company’s annual meeting of stockholders for the calendar year immediately subsequent to the grant date, in each case subject to the director's continuous service as a member of the Board of Directors. Our Board of Directors continues to have discretion to grant options to new and continuing non-employee directors.
Prior to March 2024, a non-employee director that resigned from the Board of Directors had one year following resignation to exercise vested options, but such one-year period was subject to extension at the discretion of the Compensation Committee. In March 2024, our Board of Directors approved a modification of outstanding options held by our directors to provide that a non-employee director with less than five years of service on the Board of Directors that resigns has one year following resignation to exercise vested options. Non-employee directors with five years or more of service but less than ten years of service on the Board of Directors have two years following resignation to exercise vested options, and those non-employee directors with ten years or more of service have three years following resignation to exercise vested options. The terms of stock option award grants after March 2024 reflect the foregoing. This approved modification was accounted for under Topic 718 and resulted in an additional $1.1 million of expense in 2024.
Cytokinetics, Inc. | 2025 Proxy Statement	67

Director Compensation
Director Compensation Table for 2024
Employee directors receive no separate compensation for service as a member of the Board of Directors. The following table summarizes the total compensation for 2024 earned by our non-employee Directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(3)	Total
Ms. Bhanji	$65,000	$239,826	$219,978	$524,804
Mr. Costa	$82,500	$239,826	$219,978	$542,304
Dr. Harrington	$58,333	$239,826	$219,978	$518,137
Dr. Henderson	$116,250	$239,826	$219,978	$576,054
Dr. Kaye	$72,917	$239,826	$219,978	$532,720
Ms. Parshall	$89,167	$239,826	$219,978	$548,970
Mr. Smith	$37,564	$—	$—	$37,564
Dr. Wierenga	$85,833	$239,826	$219,978	$545,637
Ms. Wysenski	$78,333	$239,826	$219,978	$538,137

(1)
Pursuant to the Equity in Lieu of Cash Retainer Option, the following non-employee directors received shares of our Common Stock in lieu of some or all their retainers pursuant to our Equity In Lieu of Cash Retainer Option program, as follows: Dr. Harrington – 784; Dr. Henderson – 1,334; Dr. Kaye – 784; Mr. Smith – 319; Dr. Wierenga – 391; and Ms. Wysenski – 391. Amounts in this column reflect an overpayment to Ms. Parshall in the amount of $5,000, Dr. Kaye in the amount of $1,250, Dr. Henderson in the amount of $1,250, Dr. Wierenga in the amount of $1,250, and Ms. Wysenski in the amount of $1,250, in each for payments of retainer fees, which will be offset against future retainer payments in 2025.

(2)
Automatic grants of stock options to non-employee directors were granted at the time of the 2024 annual meeting of stockholders (May 15, 2024) at an exercise price of $60.50 per share, which represents the fair market value of our Common Stock on the date of the grant. The amounts in the table reflect the grant-date fair value of stock option grants calculated in accordance with Topic 718. Assumptions used for the valuation of these grants are set forth in Note 8 of our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The amounts in this column also reflect the incremental fair value in connection with the modification described under “—Initial and Annual Equity Grants to Non-Employee Directors” above as follows: Ms. Bhanji - $0.1 million; Mr. Costa - $0.1 million; Dr. Henderson $0.2 million; Dr. Kaye - $0.1 million; Ms. Parhsall - $0.1 million; Mr. Smith - $0.1 million; Dr. Wierenga - $0.2 million; and Ms. Wysenski $0.1 million. As of December 31, 2024, the aggregate number of stock options held by our non-employee directors at such time were as follows: Ms. Bhanji – 68,266; Mr. Costa – 72,333; Dr. Harrington – 54,377; Dr. Henderson – 205,649; Dr. Kaye – 150,646; Ms. Parshall – 36,015; Mr. Smith – 17,500; Dr. Wierenga – 167,387; and Ms. Wysenski – 68,266.

(3)
Automatic grants of RSUs to non-employee directors were granted at the time of the 2024 annual meeting of stockholders (May 15,2024). The amounts in the table reflect the grant date fair value of the RSU awards calculated in accordance with Topic 718. Assumptions used for the valuation of these grants are set forth in Note 8 of our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. As of December 31, 2024, the aggregate number of unvested RSUs held by our non-employee directors at December 31, 2024 was 3,636 per director.

We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.
68	Cytokinetics, Inc. | 2025 Proxy Statement

Delinquent Section 16(a) Reports

On March 4, 2024, 3 of our executive officers (Mr. Blum, Dr. Malik and Mr. Callos) had RSUs withheld by the Company for taxes in connection with the vesting of RSUs. Form 4s were filed late for these withholding transactions on March 7, 2024 due to an internal reporting error. In addition, Mr. Blum had a late Form 4 for his sale transaction dated June 4, 2024 (filed on June 7, 2024), Dr. Malik had a late Form 4 for his sale transaction dated June 13, 2024 (filed June 20, 2024), and Dr. Wierenga had a late Form 4 for his sale transaction dated October 28, 2024 (filed October 31, 2024), in each case due to administrative errors. Other than these late filings, to the Company's knowledge, based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, all Section 16(a) filing requirements were met during the calendar year ended December 31, 2024.
Certain Business Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Parties
Our policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed and, if appropriate, approved or declined by the Audit Committee as required by the Audit Committee’s charter. We have not adopted specific standards for approval of these transactions, but instead review each such transaction on a case-by-case basis. Our policy is to require that all such compensation-related matters be reviewed by the Compensation Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Governance Committee and, if approved, must be reported as required under applicable SEC rules.
Indemnification of Directors and Officers

We provide indemnification for our directors and officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our bylaws, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnification agreements with each of our directors and officers, which require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Cytokinetics, Inc. | 2025 Proxy Statement	69

Other Matters

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board of Directors may recommend.
By Order of the Board of Directors
/s/ John O. Faurescu
John O. Faurescu, Esq.
Associate General Counsel & Corporate Secretary
Dated: April 10, 2025
70	Cytokinetics, Inc. | 2025 Proxy Statement

APPENDIX A

CYTOKINETICS, INCORPORATED
AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

AMENDED BY THE BOARD OF DIRECTORS: FEBRUARY 6, 2013
APPROVED BY STOCKHOLDERS: MAY 22, 2013
AMENDED TO REFLECT THE REVERSE STOCK SPLIT: JUNE 25, 2013
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 3, 2015
APPROVED BY STOCKHOLDERS: MAY 20, 2015
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 10, 2017
APPROVED BY STOCKHOLDERS: MAY 18, 2017
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 7, 2019
APPROVED BY STOCKHOLDERS: MAY 15, 2019
AMENDED TO REFLECT SEPARATE INDUCEMENT POOL: MAY 14, 2020
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 18, 2021
APPROVED BY THE STOCKHOLDERS: MAY 12, 2021
AMENDED AND RESTATED TO INCREASE SEPARATE INDUCEMENT POOL: AUGUST 13, 2021
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 17, 2022
APPROVED BY THE STOCKHOLDERS: MAY 10, 2022
AMENDED AND RESTATED TO INCREASE SEPARATE INDUCEMENT POOL: MAY 26, 2022
AMENDED AND RESTATED TO INCREASE SEPARATE INDUCMENT POOL: MARCH 1, 2023
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 17, 2025
APPROVED BY THE STOCKHOLDERS: MAY 14, 2025
1. PURPOSES OF THE PLAN AND PERMITTED AWARDS.
The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and Inducement Awards.
2. SHARES SUBJECT TO THE PLAN.
(a) Shares Subject to the Plan. Subject to adjustments as specified in Section 12 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to Awards other than Inducement Awards under the Plan is 31,954,190 Shares. Notwithstanding the foregoing, an additional 4,450,000 Shares may be issued pursuant to Inducement Awards as provided in Section 2(e) of the Plan. The Shares may be authorized, but unissued or reacquired Stock.
(b) Treatment of Lapsed Awards. To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be treated as issued under this Plan and shall be deducted from the aggregate number of Shares which may be issued under Section 2(a). Shares of Stock repurchased on the open market with the proceeds of an exercise price shall not again be available for the grant of an Award pursuant to the Plan. Notwithstanding that a Stock Appreciation Right may be settled by the delivery of a net number of Shares, the full number of Shares underlying such Stock Appreciation Right shall not again be available for the grant of an Award pursuant to the Plan. In addition, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as such under Section 422 of the Code. Notwithstanding the foregoing, any Inducement Shares that become available for issuance under the Plan pursuant to this Section 2(b) will only become available for issuance pursuant to Inducement Awards.
(c) Calculation of Share Reserve Under the Fungible Ratio. For purposes of determining the number of Shares issuable or transferred pursuant to Section 2(a) and except with respect to Inducement Awards, each Share which is issued or transferred pursuant to a Full Value Award (i) prior to May 20, 2015, shall be treated as if two Shares had been so issued or
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APPENDIX A
transferred, and (ii) on and after May 20, 2015, shall be treated as if 1.17 Shares had been so issued or transferred. To the extent there is issued a Share pursuant to a Full Value Award that counted as more than one Share against the number of Shares available for issuance under this Section and such Share again becomes available for issuance under the Plan pursuant to this Section, then the number of Shares available for issuance under the Plan shall increase by (A) two Shares for Shares returning prior to May 20, 2015, and (B) 1.17 Shares for Shares returning on and after May 20, 2015. To the extent permitted by Applicable Law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary of the Company shall not be counted against Shares available for grant pursuant to this Plan. The settlement of any Award in cash shall not be counted against the Shares available for issuance under the Plan.
(d) Incentive Stock Option Limit. Subject to the provisions of Section 12 relating to capitalization adjustments, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options will be 31,954,190 Shares.
(e) Inducement Shares. This Section 2(e) will apply with respect to the 4,450,000 Shares reserved under this Plan by action of the Board (or the Inducement Committee) to be used exclusively for the grant of Inducement Awards in compliance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Shares”). Notwithstanding anything to the contrary in this Plan, an Inducement Award (i) may only be granted with the prior written approval of the Inducement Committee and (ii) may be granted only to an Employee who has not previously been an Employee or a Director of the Company or any of its Affiliates, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. Incentive Stock Options may not be issued as part of an Inducement Award.
(f) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
3. ADMINISTRATION OF THE PLAN.
(a) Procedure. Unless and until the Board delegates administration to a Committee as set forth below, and subject to Section 2(e), the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise. The Board may designate different Committees to administer the Plan with respect to different groups of Service Providers. Notwithstanding anything to the contrary set forth herein, only an Inducement Committee has the power to grant Inducement Awards.
(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i) to determine the Fair Market Value;
(ii) to select the Service Providers to whom Awards may be granted hereunder, provided Inducement Awards can only be granted to certain Employees pursuant to Section 2(e) hereof;
(iii) to determine the number of Shares to be covered by each Award granted hereunder and the date of grant, provided that, with respect to the non-employee members of the Board, the fair value of an Award may not exceed: (1) $1,000,000 per calendar year for annual Awards to existing and continuing members of the Board (“Annual Grant”) and (2) $1,250,000 for new members of the Board upon commencement of their first term as a member of the Board (“On-Boarding Grant”) (for the avoidance of doubt, non-employee members of the Board who receive an On-Boarding Grant may receive an Annual Grant in the same calendar year); the date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator;
(iv) to approve forms of agreement for use under the Plan;
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APPENDIX A
(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;
(viii) to modify or amend each Award (subject to Section 3(c) of the Plan); provided, however, that Administrator may amend the terms of an Award without the affected Participant’s consent if necessary (A) to maintain the qualified status of the Award as an Incentive Stock Option, (B) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code, or (C) to comply with other Applicable Law;
(ix) to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;
(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xii) to make all other determinations deemed necessary or advisable for administering the Plan.
(c) Prohibition Against Repricing. Subject to adjustments made pursuant to Section 12, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.
(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
4. ELIGIBILITY.
Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees and Inducement Awards of any Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted only to Employees who meet the criteria set forth in Section 2(e).
5. TERMS RELATING TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(a) Term of Option. The term of each Option or SAR will be stated in the Award Agreement and will not exceed ten years from the date of grant, except that in the case of an Incentive Stock Option granted to a Participant who is a Ten Percent Stockholder, the term of the Incentive Stock Option may not be more than five years from the date of grant.
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APPENDIX A
(b) Exercise Price. The exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Stock on the date the Award is granted, except that for Options or SARs granted to a Ten Percent Stockholder, the exercise or strike price of each Option or SAR will not be less than 110% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Stock equivalents.
(c) Waiting Period and Exercise Dates. At the time an Option or SAR is granted, the Administrator will fix the period within which the Option or SAR may be exercised and will determine the vesting requirements and any other conditions that must be satisfied before the Option or SAR may be exercised.
(d) Exercise of an Option. The Administrator will determine the acceptable method (which may be electronic) and form of consideration for exercising an Option, including the method of payment. Such consideration may include: (i) cash; (ii) check; (iii) promissory note, to the extent permitted by Applicable Laws; (iv) other shares of Stock provided that such shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such shares of Stock, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (vii) any combination of the foregoing methods of payment. In the case of an Incentive Stock Option, the Administrator will specify in the Award Agreement the acceptable forms of consideration.
(e) Exercise and Payment of a SAR. The Administrator will determine the acceptable method (which may be electronic) to exercise any outstanding SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Stock equal to the number of Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (ii) the strike price. The appreciation distribution may be paid in Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.
(f) Termination of Relationship as a Service Provider. Except as otherwise provided in the applicable Award Agreement, if a Participant ceases to be a Service Provider, other than for Cause or upon the Participant’s death or Disability, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant may exercise the vested portion of his or her Option or SAR until the earlier of three months following the Participant’s termination, or expiration of the Option or SAR. If the Participant does not exercise his or her Option or SAR within the time specified, the Option or SAR will terminate, and the Shares covered by such Option or SAR will revert to the Plan. In the case of a Participant terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination as a Service Provider, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date of such termination for Cause.
(g) Disability of Participant. Except as otherwise provided in the applicable Award Agreement, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant may exercise the vested portion of his or her Option or SAR until the earlier of 12 months following the Participant’s termination, or expiration of the Option or SAR. If the Participant does not exercise his or her Option or SAR within the time specified, the Option or SAR will terminate, and the Shares covered by such Option or SAR will revert to the Plan.
(h) Death of Participant. Except as otherwise provided in the applicable Award Agreement, if a Participant dies while a Service Provider, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant’s properly designated beneficiary may exercise the Option or SAR until the earlier of 12 months following Participant’s death, or until expiration of the term of such Option or SAR. If no such beneficiary has been designated by the Participant, then such Option or SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option or SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option or SAR is not so exercised within the time specified herein, the Award will terminate, and the Shares covered by such Option or SAR will revert to the Plan.
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(i) Rights of Holder of Option. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option or SAR shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. In no case shall an individual holding an Option receive cash or dividend payments or distributions or dividend equivalents attributable to unvested Shares underlying an Option. Except as provided in Section 12(a) hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.
6. RESTRICTED STOCK.
(a) Grant of Restricted Stock. The Administrator may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, provided Inducement Awards of Restricted Stock can only be granted to certain Employees pursuant to Section 2(e) hereof.
(b) Restricted Stock Agreement. Each Restricted Stock Award will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares subject to such Restricted Stock Award, and such other terms and conditions as the Administrator will determine. Unless the Administrator determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed. The Administrator may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate.
(c) Transferability. Except as provided in this Section 6, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d) Removal of Restrictions. Except as otherwise provided in this Section 6, Shares underlying each Restricted Stock Award made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(e) Voting Rights. During the Period of Restriction, Service Providers holding Restricted Stock granted hereunder may exercise full voting rights with respect to such Stock, unless the Administrator determines otherwise.
(f) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Stock unless otherwise provided in the Award Agreement. Any such dividends will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. For clarity, Service Providers holding Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock provided that any such dividends shall be subject to the same vesting restrictions as the underlying Shares subject to the Restricted Stock Award during the Period of Restriction. Such dividends so accrued with respect to the Shares subject to any Restricted Stock Award, whether subject to time-based and/or performance-based vesting criteria, shall become payable no earlier than the date the applicable vesting criteria have been satisfied and the Period of Restriction with respect to such Restricted Stock has lapsed.
(g) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
7. RESTRICTED STOCK UNITS.
(a) Grant of Restricted Stock Units; Vesting and Other Terms. Restricted Stock Units may be granted to Service Providers at any time with the number of Units to be determined by the Administrator, provided Inducement Awards of Restricted Stock Units can only be granted to certain Employees pursuant to Section 2(e) hereof. The Administrator will set service-based or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number of Units to be issued to the Service Providers. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting schedule, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
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APPENDIX A
(b) Earning of Restricted Stock Units; Form and Timing of Payment. Upon vesting of Restricted Stock Units, the holder thereof will be issued that number of Shares equal to the number of Units that have vested. Issuance of Shares upon the vesting of Restricted Stock Units will be made as soon as practicable after vesting, but in no event later than the time required to avoid adverse tax consequences under Section 409A of the Code.
(c) Cancellation of Restricted Stock Units. If a holder of Restricted Stock Units terminates service prior to the vesting of all Units or as otherwise provided in an Award Agreement, all unvested Restricted Stock Units will be forfeited and will again be available for grant under the Plan.
(d) Dividend Equivalents. Dividend equivalents may be credited in respect of Shares covered by an Award Agreement covering a Restricted Stock Unit, as determined by the Board and contained in such Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Shares covered by the Restricted Stock Unit in such manner as determined by the Board. Any additional Shares covered by the Restricted Stock Unit credited by reason of such dividend equivalents will be subject to all of the same terms and conditions (including forfeiture restrictions) of the underlying Restricted Stock Unit to which they relate, and such dividend equivalent shall not be paid unless and until the time that the Shares underlying the Restricted Stock Unit are vested and are distributed to the Service Provider.
8. PERFORMANCE UNITS AND PERFORMANCE SHARES.
(a) Grant of Performance Units and Performance Shares. Performance Units and Performance Shares may be granted to Service Providers at any time as determined by the Administrator, in such numbers and subject to such other terms and conditions as determined by the Administrator, in its discretion, provided Inducement Awards of Performance Units and Performance Shares can only be granted to certain Employees pursuant to Section 2(e) hereof.
(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited and will again be available for grant under the Plan.
(g) Dividends and Other Distributions. No cash dividends or distributions declared with respect to Shares subject to the Performance Units/Shares shall be paid to any Participant unless and until the Participant vests in such underlying Performance Units/Shares. Upon the vesting of a Performance Units/Shares, any cash dividends or distributions declared but not paid during the vesting period with respect to such Performance Units/Shares shall be paid to the Participant at the same
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APPENDIX A
time or times as the Shares underlying the Performance Units/Shares. Any stock dividends declared on Shares subject to a Performance Units/Shares shall be subject to the same restrictions and shall vest at the same time as the Performance Units/Shares from which said dividends were derived. All unvested dividends shall be forfeited by the Participants to the extent their underlying Performance Units/Shares are forfeited.
9. PERFORMANCE GOALS.
The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement (“Performance Goals”) including, with respect to the Company or any business unit: (a) cash position, (b) clinical progression, (c) collaboration arrangements, (d) collaboration progression, (e) earnings per share, (f) a financing event, (g) net income, (h) operating cash flow, (i) market share, (j) operating expenses, (k) operating income, (l) product approval, (m) product revenues, (n) profit after tax, (o) projects in development, (p) regulatory filings, (q) return on assets, (r) return on equity, (s) revenue growth, and (t) total stockholder return, (u) implementation of, progression in or completion of projects or processes (including, without limitation, progress in research or development programs, progress in regulatory or compliance initiatives, clinical trial initiation, clinical trial enrollment, clinical trial results, new or supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, product supply and systems development and implementation), (v) completion of a joint venture or other corporate transaction, (w) employee retention, (x) budget management and (y) any other measures of performance selected by the Board. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index or to another Performance Goal. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.
10. LEAVES OF ABSENCE.
Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six months and a day following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
11. TRANSFERABILITY OF AWARDS.
Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that the Administrator may only make an Award transferable to one or more of the following: (a) a “family member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the Participant; (b) a trust for the benefit of one or more of the Participant or the persons referred to in clause (a); (c) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or stockholders; or (d) charitable donations.
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APPENDIX A
12. ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL.
(a) Adjustments. In order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in the event that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Stock occurs, the Administrator shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits as specified throughout the Plan.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c) Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding time-based Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all time-based restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares, Restricted Stock Units and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.
(i) For the purposes of this Section (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the Fair Market Value of the consideration received in the merger or Change in Control by holders of Stock for each Share held on the effective date of the transaction; provided, however, that if such consideration received in the Change in Control is not solely stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received to be solely stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Stock in the Change in Control. The continuation or imposition of vesting terms or other restrictions on Awards in connection with a Change of Control shall not prevent such Awards from being considered assumed for purposes of this Section.
(ii) Notwithstanding the above, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(iii) If an Option or SAR is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant that the Option or SAR will be fully vested and exercisable for a stated period of time prior to the Change of Control, as determined by the Administrator, and the Option or SAR will terminate upon the expiration of such period.
(iv) With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in all Awards, and shall have the right to exercise Options and SARs for such periods as provided in the applicable Award Agreement.
13. TAX WITHHOLDING.
(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
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(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or shares of Stock having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned shares of Stock having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of shares of Stock otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the shares of Stock to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
14. CLAWBACK AND RECOVERY OF AWARDS.
All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board has adopted a clawback policy that allows the Company to seek repayment of incentive compensation that was erroneously paid. The policy provides that if the Board, or Compensation Committee as applicable, determines that there has been a material misstatement of publicly issued financial results from those previously issued to the public due to a knowing violation of rules and regulations of the Securities and Exchange Commission or Company policy, or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence, our Board or Compensation Committee will review all incentive compensation made to our named executive officers during the three year period prior to the restatement on the basis of having met or exceeded specific Performance Goals. If such payments would have been lower had they been calculated based on such restated results, our Board or Compensation Committee will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.
15. CONDITIONS UPON ISSUANCE OF SHARES.
(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
16. AMENDMENT AND TERMINATION OF THE PLAN.
(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Unless earlier terminated or extended, the Plan will continue in effect until February 6, 2029, at which time it shall terminate without further action on the part of the Board or the Company.
(b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, without the consent of the Participant. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
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APPENDIX A
17. MISCELLANEOUS
(a) Not an Employment or Service Contract. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
(b) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
(c) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(d) Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(e) Choice of Law. The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
18. DEFINITIONS.
As used herein, the following definitions will apply:
(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 3 of the Plan. With respect to Inducement Awards, the term “Administrator” shall mean the Board or the Inducement Committee.
(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Applicable Law” means the requirements relating to the administration of equity-based awards under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(d) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares and shall include Inducement Awards.
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(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f) “Board” means the Board of Directors of the Company.
(g) “Cause” means, in respect of a Participant, the meaning ascribed to such term in the written employment agreement between a Participant and the Company then in effect, and in the absence of any written agreement between the Participant and the Company defining such term, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant under the Plan will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(h) “Change in Control” means the occurrence of any of the following events:
(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii) A change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code will be a reference to any successor or amended section of the Code.
(j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 3 of the Plan.
(k) “Company” means Cytokinetics, Incorporated, a Delaware corporation, or any successor thereto.
(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render services to such entity.
(m) “Director” means a member of the Board.
(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with non-discriminatory standards.
(o) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company.
(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
Cytokinetics, Inc. | 2025 Proxy Statement	A-11

APPENDIX A
(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to the provisions of Section 3(c).
(r) “Fair Market Value” means, as of any date, the value of Stock determined as follows:
(i) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Stock will be the mean between the high bid and low asked prices for the Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii) In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Administrator.
(s) “Fiscal Year” means the fiscal year of the Company.
(t) “Full Value Award” means any Award other than an Option, SAR or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).
(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations thereunder.
(v) “Inducement Award” means an Award granted pursuant to Section 2(e) of the Plan.
(w) “Inducement Committee” means a Committee consisting of the majority of the Company’s independent directors or the Company’s independent Compensation Committee, in each case in accordance with Nasdaq Listing Rule 5635(c)(4).
(x) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules thereunder.
(z) “Option” means a stock option granted pursuant to the Plan.
(aa) “Outside Director” means a Director who is not an Employee.
(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(cc) “Participant” means the holder of an outstanding Award.
(dd) “Performance Goals” is defined in Section 9 of the Plan.
(ee) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.
(ff) “Performance Share” or “Performance Unit” means an Award granted to a Participant pursuant to Section 8.
A-12	Cytokinetics, Inc. | 2025 Proxy Statement

APPENDIX A
(gg) “Period of Restriction” means the period during which the transfer of shares of Restricted Stock are subject to restrictions and therefore, the shares of Restricted Stock are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(hh) “Plan” means this Amended and Restated 2004 Equity Incentive Plan.
(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 6 of the Plan, or issued pursuant to the early exercise of an Option.
(jj) “Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 7. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(kk) “Service Provider” means an Employee, Director or Consultant.
(ll) “Share” means a share of the Stock, as adjusted in accordance with Section 12 of the Plan.
(mm) “Stock” means the Common Stock of the Company.
(nn) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 5 is designated as a SAR.
(oo) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(pp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
* * * *
Cytokinetics, Inc. | 2025 Proxy Statement	A-13

APPENDIX B
CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CYTOKINETICS, INCORPORATED
CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:
FIRST: The name of the corporation is CYTOKINETICS, INCORPORATED.
SECOND: The date on which the Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware was August 5, 1997.
THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation to increase the number of authorized shares of Common Stock to 326,000,000. Specifically, the first sentence of Article IV is hereby amended by deleting “163,000,000 shares of Common Stock” and replacing the same with “326,000,000 shares of Common Stock.”
FOURTH: This Certificate of Amendment was duly adopted by the stockholders of the corporation in accordance with the provisions of Section 242 of the DGCL.
[Signature Page Follows]
Cytokinetics, Inc. | 2025 Proxy Statement	B-1

APPENDIX B
IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this [•] day of [•], 2025.

CYTOKINETICS, INCORPORATED

By:
ROBERT I. BLUM President and Chief Executive Officer

B-2	Cytokinetics, Inc. | 2025 Proxy Statement

Preliminary Copy -- Subject to Completion Dated March 31, 2025

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68705-P28679

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTOKINETICS, INCORPORATED

The Board of Directors recommends you vote "For" each of the nominees listed in Proposal 1 and "For" Proposals 2, 3, 4 and 5.

Nominees:	For	Withhold
1a. John T. Henderson	☐	☐
1b. B. Lynne Parshall	☐	☐
1c. Muna Bhanji	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 14, 2025:
The Notice and Proxy Statement and Annual Report (10-K Wrap) are available at www.proxyvote.com.

V68706-P28679

CYTOKINETICS, INCORPORATED
Annual Meeting of Stockholders
May 14, 2025 10:00 AM PT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Robert I. Blum and John O. Faurescu, Esq. as the true and lawful agents and proxies of the undersigned, each with full power of substitution and revocation, and authorizes each of them, acting individually and not jointly, to vote all of the shares of capital stock of Cytokinetics, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Cytokinetics, Incorporated to be held on May 14, 2025 at 10:00 a.m. PT at 350 Oyster Point Blvd., South San Francisco, CA 94080 and any adjournment or postponement thereof upon the matters specified as designated on the reverse side of this form (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and upon such other matters as may be properly brought before such meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before such meeting and revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. It will be voted in the discretion of the proxies upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side